UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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General Moly, Inc.
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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General Moly, Inc.

1726 Cole Blvd., Suite 115

Lakewood, Colorado  80401

May 2, 2014

Dear Stockholder:

You are invited to attend General Moly’s annual stockholders’ meeting.  The meeting will be held on June 19, 2014, at 9:00 a.m., local Colorado time, at the Marriott Denver West, 1717 Denver West Boulevard, Golden, Colorado  80401.

At the meeting, stockholders will vote on a number of important matters.  Please take the time to carefully read each of the proposals described in the attached proxy statement.

Your vote is important.  Whether or not you plan to attend the meeting, it is important that your shares be represented and voted at the meeting.  Therefore, I urge you to sign and date the enclosed proxy card and promptly return it in the enclosed postage paid return envelope so that your shares will be represented at the meeting.

Please note that due to changes in the NYSE rules, brokers are no longer permitted to vote your shares on proposals for the election of directors or on any other non-routine matters if you have not given your broker specific instructions on how to vote your shares.  PLEASE BE SURE TO GIVE SPECIFIC VOTING INSTRUCTIONS TO YOUR BROKER SO THAT YOUR VOTES CAN BE COUNTED.

We look forward to seeing those of you who will be able to attend the meeting.

Sincerely,

Bruce D. Hansen
Chief Executive Officer

General Moly, Inc.

1726 Cole Blvd., Suite 115

Lakewood, Colorado  80401

Notice of Annual Meeting of Stockholders

To be Held on June 19, 2014

May 2, 2014

Dear Stockholder:

We are pleased to invite you to attend General Moly, Inc.’s (the “Company”) Annual Meeting of Stockholders (the “Annual Meeting”), which will be held at 9:00 a.m., local Colorado time, on June 19, 2014, at the Marriott Denver West, 1717 Denver West Boulevard, Golden, Colorado  80401.  The meeting will be held to:

•                 elect three Class I members to the Board of Directors to serve until the 2017 Annual Meeting of Stockholders;

•                 hold an advisory vote to approve executive compensation;

•                 ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2014 and

•                 act on such other matters as may properly come before the meeting or any adjournment thereof.

Only stockholders of record on the books of the Company at the close of business on May 2, 2014, the record date fixed by the Board of Directors, are entitled to notice of and to vote at the Annual Meeting and at any postponements or adjournments thereof.  A complete list of stockholders entitled to vote at the Annual Meeting will be available for inspection by stockholders during normal business hours at our corporate headquarters at 1726 Cole Boulevard, Suite 115, Lakewood, Colorado  80401 during the 10 days before our Annual Meeting and at the Annual Meeting.

It is important that your shares be represented at the Annual Meeting regardless of the size of your holdings.  Whether or not you expect to attend the Annual Meeting, please complete, date and sign the enclosed proxy and return it in the enclosed postage paid return envelope, which does not require postage if mailed in the United States.  If you choose to attend the Annual Meeting, you may still vote your shares in person even though you have previously returned your proxy.  If your shares are held in a bank or brokerage account, please refer to the materials provided by your bank or broker for voting instructions.  The proxy is revocable at any time prior to its use.

Sincerely,

Michael K. Branstetter
Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 19, 2014

The Company’s proxy statement, form of proxy card and 2013 annual report to stockholders are available at:  www.generalmoly.com.

i

Stockholder Proposals and Recommendations for Director Nominees for the 2013 Annual Meeting	42
Householding	43
Annual Report	43
Other Matters	43

ii

General Moly, Inc.

1726 Cole Blvd., Suite 115

Lakewood, Colorado  80401

PROXY STATEMENT
Relating to
Annual Meeting of Stockholders
To be held on June 19, 2014

We are sending this proxy statement to the holders of our common stock, $0.001 par value, in connection with the solicitation by our Board of Directors (the “Board”) of proxies to be voted at the General Moly, Inc. (the “Company,” “we,” or “us,” or “our”) Annual Meeting of Stockholders (the “Annual Meeting”) to be held on June 19, 2014 at 9:00 a.m., local Colorado time, at the Marriott Denver West, 1717 Denver West Boulevard, Golden, Colorado 80401, and any postponements or adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.  This proxy statement and the accompanying proxy card are first being mailed to our stockholders on or about May 7, 2014.

A proxy card is enclosed for your use.  The Board requests that you sign, date, and return it in the enclosed postage paid return envelope, which does not require postage if mailed in the United States.  Your execution of the enclosed proxy will not affect your right as a stockholder to attend the Annual Meeting and to vote in person.

PURPOSE OF THE ANNUAL MEETING

At the Annual Meeting, stockholders entitled to vote will be asked to consider and take action on the following matters:

•                  election of three Class I members to our Board to serve until the 2017 Annual Meeting of Stockholders and until their respective successors are elected and qualified or until their earlier death, resignation, or removal in accordance with our Certificate of Incorporation, Amended and Restated Bylaws, and Corporate Governance Guidelines;

•                  an advisory vote to approve executive compensation;

•                  ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2014; and

•                  action on such other matters as may properly come before the meeting or any adjournment thereof.

Your vote is important.  We are requesting that you complete, sign and date the enclosed proxy card and mail it promptly in the enclosed postage paid return envelope, which does not require postage if mailed in the United States.  Shares cannot be voted at the meeting unless the owner is present to vote or is represented by proxy.

Shares Outstanding and Voting Rights

Record Date; Quorum.  Our Board has fixed the close of business on May 2, 2014, as the record date for the purpose of determining stockholders of the Company entitled to notice of and to vote at the Annual Meeting.  At the close of business on that date, we had 91,869,896 issued and outstanding shares of common stock.  A majority of votes that could be cast by holders of all outstanding shares of stock entitled to vote will constitute a quorum for the transaction of business at the Annual Meeting.  Proxies that are submitted, whether voted for or against, abstentions, broker non-votes, or otherwise, on at least one item will be treated as present for all matters considered at the meeting, and will be counted for determining whether we have a quorum, however, broker non-votes are not deemed eligible to vote on items as to which they have no authorization to vote.

Solicitation of Proxies.  The accompanying proxy is solicited on behalf of our Board and the entire cost of solicitation will be borne by us.  Following the original mailing of the proxies and soliciting materials, our directors, officers and employees may solicit proxies by mail, telephone, facsimile or other electronic means of communication, or personal interviews.  We may utilize the services of a proxy solicitation firm.  We will request brokers, custodians, nominees, and other record holders to forward copies of the proxies and soliciting materials to persons for whom they hold shares of the Company and to request authority for the exercise of proxies.  In such cases, the Company will reimburse such holders for their reasonable expenses.

Revocation of Proxy.  Any proxy delivered in the accompanying form may be revoked by the person executing the proxy by either (1) providing our Corporate Secretary a later-dated proxy prior to the Annual Meeting or presenting a later-dated proxy at the Annual Meeting, (2) providing our Corporate Secretary a written revocation prior to the Annual Meeting, or (3) attending the Annual Meeting and voting in person.

How Proxies will be Voted.  Assuming a quorum is present, proxies received by our Board in the accompanying form will be voted at the Annual Meeting as specified by the person giving the proxy.  All shares represented by a valid proxy will be voted at the discretion of the proxy holders on any other matters that may properly come before the meeting.  The Board, however, does not know of any matters to be considered at the meeting other than those specified in the Notice of Annual Meeting.

Required Votes.  With respect to the election of directors, the three candidates receiving the highest number of votes will be elected.  Our stockholders may vote for or against each of the nominees, or may abstain.  If the number of shares voted “for” a nominee does not exceed the number of shares voted “against” the nominee, under our Corporate Governance Guidelines adopted by the Board, he or she must submit his or her resignation from the Board.  See Proposal 1 for further discussion of the majority voting provisions of the Corporate Governance Guidelines.  The affirmative vote of the holders of a majority of the shares entitled to vote that are present in person or represented by proxy is required to approve, by non-binding vote, our executive compensation (Proposal 2) and to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2014 (Proposal 3).

Effect of Abstentions and Broker Non-Votes.  Abstentions will have no effect on the election of directors.  Abstentions may be specified and will be counted as present for the purposes of Proposals 2 and 3.  For purposes of determining whether Proposals 2 and 3 have received the requisite vote, an abstention by a stockholder will have the same effect as a vote against the proposal.

Brokers and other intermediaries, holding shares in street name for their customers, are generally required to vote the shares in the manner directed by their customers.  If their customers do not give any direction, brokers may vote the shares if (1) the broker holds the shares in a fiduciary capacity, or (2) the broker is acting pursuant to the rules of any national securities exchange of which it is a member.  On certain routine matters, brokers may, at their discretion, vote shares on behalf of their customers.  The election of directors and the advisory vote to approve our executive compensation are considered non-routine matters for which brokers are not permitted to vote shares without customer direction.  Therefore, brokers are not permitted to vote shares for Proposals 1 and 2 without customer direction.  Therefore, we urge you to give voting instructions to your broker on all three proposals.  Shares that are not voted by a broker given the absence of customer direction are called “broker non-votes.”  Broker non-votes will have no direct effect on the outcome of a vote on any proposal.

Voting Power.  Holders of our common stock are entitled to one vote for each share held.  There is no cumulative voting for directors.

VOTING SECURITIES AND PRINCIPAL HOLDERS

The following table sets forth information as of April 15, 2014, regarding the ownership of our common stock by:

•                  each person who is known by us to own more than 5% of our shares of common stock;

•                  each of our named executive officers and directors; and

•                  all of our current executive officers and directors as a group.

For the purposes of the information provided below, beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the “SEC”), and for each person includes shares of our common stock that person has the right to acquire within 60 days following April 15, 2014, upon exercise of options, stock appreciation rights or warrants.  Except as indicated in the footnotes to the tables below, and as affected by applicable community property laws, all persons listed have sole voting and investment power for all shares shown as beneficially owned by them.

We have no knowledge of any arrangements, including any pledge by any person of our securities, the operation of which may at a subsequent date result in a change in our control.  We are not, to the best of our knowledge, directly or indirectly owned or controlled by another corporation or foreign government.

BENEFICIAL OWNERSHIP

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership	Percent of Class (2)

Stockholders Holding 5% or More:
Hanlong (USA) Mining Investment, Inc. Hanlong Resources Ltd Sichuan Hanlong Group Co., Ltd Geng Liu YiFan Liu XiaoPing Liu Xue Yang Nelson F. Chen(3)	11,843,341	12.9%
CCM Master Qualified Fund, Ltd. CCM Special Holdings Fund, LP Coghill Capital Management, LLC Clint D. Coghill (4)	4,844,141	5.3%
APERAM AMO Holding 7 S.A. (5)	8,256,699	9.0%

Executive Officers:
Bruce D. Hansen (6)	1,366,833	1.5%
David A. Chaput (7)	130,689	*	%
Robert I. Pennington (8)	572,374	*	%
R. Scott Roswell (9)	104,853	*	%
Lee M. Shumway (10)	165,692	*	%

Directors (not including Chief Executive Officer):
Ricardo M. Campoy	127,506	*	%
Patrick M. James (11)	81,250	*	%
Mark A. Lettes	72,700	*	%
Gary A. Loving	123,648	*	%
Gregory P. Raih (12)	120,000	*	%
Nelson F. Chen (3)	11,908,341	13.0%

Directors and executive officers as a group (11 persons) (13)	14,773,886	16.2%

* Less than 1%.

(1)                 The address for each of our directors and officers, other than Mr. Chen, is c/o General Moly, Inc., 1726 Cole Blvd., Suite 115, Lakewood, Colorado 80401.  The address for Mr. Chen is Suite 6303-04, 63/F., Central Plaza, 18 Harbour Road, Wanchai, Hong Kong.

(2)                    Based on 91,869,896 shares of our common stock outstanding as of April 15, 2014.  In accordance with SEC rules, percent of class as of April 15, 2014, is calculated for each person and group by dividing the number of shares beneficially owned by such person or group by the sum of the total number of our stock outstanding, plus the number of shares exercisable by that person or group within 60 days of April 15, 2014.

(3)                     Based on a Schedule 13D/A jointly filed with the SEC on March 10, 2014, by Hanlong (USA) Mining Investments, Inc. (“Hanlong USA”) and Nelson F. Chen and a Form 4/A filed on February 12, 2013.  Hanlong USA and Mr. Chen share the power to vote, direct the vote, dispose and direct the disposition of all shares shown as beneficially owned by Hanlong USA.  All of the voting and investment power with respect to shares held in the name of Hanlong USA have been delegated to Mr. Chen.  The address for both Hanlong USA and Mr. Chen is Suite 6303-04, 63/F., Central Plaza, 18 Harbour Road, Wanchai, Hong Kong.  The shares that are directly owned by Hanlong USA are also indirectly beneficially owned by each of Hanlong Resources, Sichuan Hanlong, Geng Liu, YiFan Liu, XiaoPing Liu, and Xue Yang.  The Form 4/A does not indicate whether any of such persons exercises any power to vote, direct the vote, dispose or direct the disposition of the shares shown as indirectly beneficially owned by them.  The addresses for each such person (other than Hanlong USA which is above) are:

(a) in the case of Hanlong Resources and Nelson Chen, Suite 6303-04, 63/F, Central Plaza, 18 Harbour Road, Wanchai, Hong Kong; and (b) in the case of Sichuan Hanlong, Geng Liu, YiFan Liu Xiaoping Liu, and Xue Yang, 20F, Hongda Building, No. 2 East Jin Li Road, Chengdu, Sichuan 610041, China.

(4)                     Based on a Schedule 13G/A jointly filed with the SEC on February 14, 2014, by Coghill Capital Management, LLC (“Coghill Capital”), CCM Master Qualified Fund, Ltd. (“Coghill Master Qualified Fund”), CCM Special Holdings Fund, LP (“Coghill Special Holdings Fund”) and Clint D. Coghill: (a) Coghill Capital, the investment manager of Coghill Master Qualified Fund and Coghill Special Holdings Fund, may be deemed to beneficially own 4,844,141 of such shares and has shared voting and dispositive power for all such shares; (b) Coghill Master Qualified Fund beneficially owns 3,587,026 of such shares and has shared voting and dispositive power for all such shares; (c) Coghill Special Holdings Fund beneficially owns no shares and (d) Mr. Coghill, the President and majority owner of Coghill Capital, may be deemed to beneficially own 4,844,141 of such shares and has shared voting and dispositive power for all such shares.  Each of Coghill Capital and Mr. Coghill disclaim beneficial ownership of the securities except to the extent of their pecuniary interest therein.  Beneficial ownership information excludes 500,000 shares of common stock that each of Coghill Master Qualified Fund and Coghill Special Holdings Fund have the right to acquire upon the exercise of outstanding non-voting warrants which are not exercisable within 60 days of April 15, 2014. The address for each of Coghill Capital, Coghill Master Qualified Fund, Coghill Special Holdings Fund and Mr. Coghill is 1 N. Wacker Dr., Ste. 4350, Chicago, Illinois 60606.

(5)                     Based on a Schedule 13G filed with the SEC on January 28, 2011, by APERAM and AMO Holding 7 S.A. and a Form 3 filed with the SEC on January 28, 2011, by APERAM.  According to such Form 3, on January 25, 2011, the Board of Directors of ArcelorMittal S.A. (“ArcelorMittal”) and APERAM each approved the transfer of the assets comprising ArcelorMittal’s stainless and specialty steels business from its carbon steel and mining business to APERAM, a separate entity incorporated in the Grand Duchy of Luxembourg.  Following such transfer, AMO Holding 7 S.A. became a wholly owned subsidiary of APERAM.  APERAM and AMO Holding 7 S.A. share voting and disposition power for all shares shown as beneficially owned by them.  The addresses for APERAM and AMO Holding 7 S.A., respectively, are 12C, rue Guillaume Kroll L-1882 Luxembourg, Grand Duchy of Luxembourg and 19, Avenue de la Liberté, L-2930 Luxembourg, Grand Duchy of Luxembourg.

(6)                     Includes 59,259 shares Mr. Hansen would receive upon exercise of 200,000 stock appreciation rights that are vested, which are payable in shares of common stock, assuming an April 15, 2014 exercise date.  See the “Outstanding Equity Awards at December 31, 2013” table for additional information.

(7)                     Includes 23,703 shares Mr. Chaput would receive upon exercise of 80,000 stock appreciation rights that are vested, which are payable in shares of common stock, assuming an April 15, 2014 exercise date, and 55,500 shares held in Mr. Chaput’s individual retirement account.  See the “Outstanding Equity Awards at December 31, 2013” table for additional information.

(8)                     Includes 50,000 shares issuable upon the exercise of vested options, 145,000 shares of unvested performance-based restricted stock that was granted and previously reported on Form 4 but not yet issued, 8,888 shares Mr. Pennington would receive upon exercise of 80,000 stock appreciation rights that are vested, which are payable in shares of common stock, assuming an April 15, 2014 exercise date, and 158,000 shares held by Robert Pennington Dolores R. Pennington P/ADM Mineral Development LLC Dated 10/15/2007, of which Mr. Pennington is the sole member.  See the “Outstanding Equity Awards at December 31, 2013” table for additional information.

(9)                     Includes 13,260 shares held in Mr. Roswell’s individual retirement account.

(10)              Includes 50,000 shares issuable upon the exercise of vested options.  See the “Outstanding Equity Awards at December 31, 2013” table for additional information.

(11)              All of such shares are held in the name of a trust for which Mr. James and his wife are trustees.

(12)              Includes 35,000 shares held in Mr. Raih’s individual retirement account.

(13)              Includes 100,000 shares issuable upon the exercise of vested options and 145,000 shares of restricted stock, and 369,770 stock appreciation rights that are vested, which are payable in shares of common stock.

PROPOSAL 1 - ELECTION OF DIRECTORS

Our Board currently consists of 7 members.  Pursuant to our bylaws, the members of our Board have been divided into three classes.  The term of office for the Class I members of our Board, consisting of three members, expires at our 2014 Annual Meeting.  The term of office for the Class II members of our Board, consisting currently of one member, expires at our 2015 Annual Meeting. The term of office for the Class III members of our Board, consisting of three members, expires at our 2016 Annual Meeting.  At each of our Annual Meetings of Stockholders, the number of directors equal to the number of directors in the class whose term is scheduled to expire on the day of such meeting will be elected for a term of three years and will hold office until expiration of the terms for which they were elected and qualified.  In each case, a director’s term will continue until the director’s successor is elected and has qualified.  Any director may be removed from office as a director at any time by our stockholders, but only for cause, and only by the affirmative vote of a majority of the outstanding voting power entitled to elect such director.

At this Annual Meeting, three Class I directors are to be elected and will serve for a term of three years and until their successors are elected and qualified. The following nominees for election as Class I directors at this Annual Meeting are recommended by our Board:

Patrick M. James

Gary A. Loving

Gregory P. Raih

If any of the nominees for director should become unable or decline to serve if elected, it is intended that shares represented by proxies that are executed and returned will be voted for any substitute nominee(s) as may be recommended by our existing Board.  The three nominees receiving the highest number of votes cast at the Annual Meeting will be elected as Class I directors for a term of three years and until their successors are elected and qualified.

Pursuant to our Corporate Governance Guidelines adopted by our Board, if a director nominee does not receive a majority of the votes cast, the director is required to promptly tender his or her resignation to the Board.  For purposes of the policy, a majority of votes cast means that the number of shares voted “for” a director’s election exceeds the number of votes cast “against” that director’s election.  The Governance and Nominating Committee will consider the resignation and make a recommendation to the Board as to whether to accept or reject the tendered resignation, or whether other action should be taken.  The Board will act on the tendered resignation, taking into account the recommendation of the Governance and Nominating Committee, within 90 days from the date of the certification of the election results, and publicly disclose its decision promptly thereafter.  The Governance and Nominating Committee, in making its recommendation, and the Board in making its decision, may each consider any factors or other information that it considers appropriate and relevant.  A director who tenders his or her resignation will not participate in the recommendation of the Governance and Nominating Committee or the decision of the Board with respect to his or her resignation.  If no director receives a majority of shares cast in an uncontested election, then the incumbent directors will nominate a new slate of directors and hold a special meeting of stockholders for the purpose of electing those nominees within 180 days after certification of the stockholder vote.

Information About The Nominees

We have provided information below about our director nominees, all of whom are incumbent directors, including their names, years of service as directors, business experience and service on other boards of directors, including any other directorships held during the past five years.  In addition, we have included information about each nominee’s specific experience, qualifications, attributes or skills that led the Board to conclude that the nominee should serve as a director of the Company at the time we are filing this proxy statement, in light of our business and corporate structure.

Patrick M. James has been a member of our Board of Directors since December 2010.  Mr. James has over 45 years of experience in the mining industry including a variety of operating and executive positions. Mr. James retired as President, Chairman, Director and CEO of the Santa Fe Pacific Gold Corporation when it was acquired by Newmont Mining in 1997 and served as a Director of Newmont for one year thereafter. After leaving Santa Fe Pacific Gold, Mr. James served as Director, President and Chief Executive Officer of Rio Algom Limited from 1997 to 2001. Since then, Mr. James has served as a director of four other publicly listed mining companies including Dynatec, Inc., Constellation Copper Corp., Stillwater Mining Company, and Centerra Gold Inc.  He was Chairman, and later President, Chief Executive Officer and director of Constellation Copper Corp., a Canadian base metal mining company from June 2002 until December 2008, when the company filed for bankruptcy protection.  Currently, Mr. James is a member of the Board of Directors of Rare Element Resources Ltd.

Mr. James has significant experience in the mining industry, starting as an underground miner, through various roles in operations and development of a broad range of mineral commodities; and serving in executive roles of operating and developing companies. Mr. James has an Engineer of Mines degree from Colorado School of Mines, a Master of Management from the University of New Mexico, Anderson School of Business, and is a Registered Professional Engineer in Colorado.

Gary A. Loving has been a member of our Board since February 2008.  He also is a member of the Board of Directors and currently serves as Chairman of Twin Metals Minnesota, LLC, which is a joint venture between Duluth Metals of Canada and Antofagasta plc for the proposed development of the Twin Metals Project in northeastern Minnesota.  Previously, Mr. Loving served as President, CEO and Director of Frontera Copper Corporation and Senior Vice President South American Operations for Phelps Dodge Mining Company.

Mr. Loving has significant mining operations and project development experience in several world class mining projects including the Candelaria project in Chile, the Sossego Project in Brazil and the Piedras Verdes Project in Mexico.  Mr. Loving’s technical and operational expertise gives him the background to contribute to our Board as an effective Chair of our Technical Committee and to assist the Company in developing its mining properties.

Gregory P. Raih has been a member of our Board since September 2010.  Mr. Raih has an extensive accounting background and served as a Partner at KPMG LLP from 2002 to 2008 and previous to that held a variety of positions at Arthur Andersen LLP, including Partner from 1981 to 2002.  While at Arthur Andersen, Mr. Raih served as the global director of the firm’s mining industry practice and has significant experience with mining accounting and reporting issues.  He served as engagement partner on a number of mining clients, including Newmont Mining Corporation and BHP Billiton Base Metals.  Mr. Raih is also a member of the American Institute of Certified Public Accountants and the Colorado Society of Certified Public Accountants.  He currently serves as a director of Bonanza Creek Energy, Inc., where he serves as Chairman of the Audit Committee.

Mr. Raih has extensive accounting experience as a certified public accountant, including providing service to a number of public mining companies.  His qualifications as an audit committee financial expert provide an essential skill set relevant to his service on our Board and as a member of the Audit Committee.

DIRECTORS AND OFFICERS

The following table provides the names, positions, ages and principal occupations of our current directors, including those who are nominated for election as a director at the Annual Meeting, our executive officers, and our Secretary:

Name and Position with the Company	Age	Director/Officer Since	Principal Occupation

Ricardo M. Campoy (2)(4)(5)(6) Director	63	Director since August 2006	International natural resources banker

Nelson F. Chen (1) Director	45	Director since September 2011	Chief Operating Officer at Hanlong (Australia) Resources Pty. Ltd.

Bruce D. Hansen (1) Chief Executive Officer and Director	56	Executive Officer and Director since January 2007	Chief Executive Officer of the Company

Patrick M. James (3)(5)(6) Chairman	69	Director since December 2010	Retired as President and Chief Executive Officer from Rio Algom Limited

Mark A. Lettes (1)(4)(5)(6) Director	65	Director since April 2007	Retired from Apex Silver Mines Limited

Gary A. Loving (3)(5)(6) Director	65	Director since February 2008	Retired as President, Chief Executive Officer, and Director of Frontera Copper Corporation

Gregory P. Raih (3)(4)(5) Director	66	Director since September 2010	Former Partner with KPMG LLP

David A. Chaput Chief Financial Officer	55	Executive Officer since April 2007	Chief Financial Officer of the Company

Robert I. Pennington Chief Operating Officer	59	Executive Officer since October 2007	Chief Operating Officer of the Company

R. Scott Roswell Vice President of Human Resources, Corporate Counsel	51	Executive Officer since September 2010	Vice President of Human Resources and Corporate Counsel of the Company

Lee M. Shumway Controller and Treasurer	52	Executive Officer since June 2009	Controller and Treasurer of the Company

Michael K. Branstetter Secretary and General Counsel	60	Officer since November 1992	Attorney with the firm of Hull & Branstetter Chartered

(1)         Term of office as Director expires at the 2016 Annual Meeting of Stockholders.

(2)         Term of office as Director expires at the 2015 Annual Meeting of Stockholders.

(3)         Term of office as Director expires at the 2014 Annual Meeting of Stockholders.

(4)         Member of Audit Committee.  Mr. Lettes is chair of this committee.

(5)         Member of Governance and Nominating Committee.  Mr. James is chair of this committee.

(6)         Member of Compensation Committee.  Mr. Campoy is chair of this committee.

We have provided information below about each of the individuals who, in addition to the nominees set forth above, currently serve on our Board, including their names, years of service as directors, business experience and service on other boards of directors, including any other directorships held during the past five years.  In addition, we have included information about each director’s specific experience, qualifications, attributes or skills that led the Board to conclude that the director should serve as a director of the Company at the time we are filing this proxy statement, in light of our business and corporate structure.  Mr. Chen was appointed pursuant to the Stockholder Agreement between the Company and Hanlong USA.  See “Certain Relationships and Related Party Transactions” for more information about this agreement.

Also set forth below is information about each of our executive officers and our Secretary.  Officers are appointed annually by the Board and serve at the pleasure of the Board.

Ricardo M. Campoy has been a member of our Board of Directors since August 2006.  Mr. Campoy is currently Managing Director of the minerals capital and advisory practice of Headwaters Merchant Bank. Mr. Campoy also serves on the Board of Directors of Endeavour Silver, listed on the TSX Exchange.  Mr. Campoy has worked as an international natural resources banker for more than 30 years, having served in executive finance positions at various firms, including as Head of Mining & Metals of WestLB AG, Member/Senior Advisor of McFarland Dewey & Co., Managing Director Mining & Metals of ING Capital and Swiss Bank Corp, respectively, and President of Elders Resources Finance Inc.  Prior to Mr. Campoy’s work in finance, he was employed as a mining engineer at Inspiration Copper, Dravo Corporation, and AMAX Inc.

Mr. Campoy has extensive mining and international business experience, as well as engineering experience.  In addition, Mr. Campoy served as chair of the compensation committee and as a member of the audit and governance committees of Forsys Metals.  He currently serves on the audit committee and chairs the compensation committee of Endeavour Silver.  He brings an international perspective to the Board, which is relevant to our business given the global market for molybdenum.  Mr. Campoy also has 32 years of experience in the banking industry, where he focused on financings of natural resource projects, as well as significant leadership experience in a variety of roles at different companies, all of which makes Mr. Campoy well-suited to serve as an effective Chair of our Compensation Committee.

Mark A. Lettes has been a member of our Board since April 2007.  He served as Chief Financial Officer of Apex Silver Mines from June 1998 to June 2006, and was responsible for the financing of Apex Silver Mines’ large-scale San Cristobal silver and zinc mine in Bolivia.  Prior to joining Apex Silver Mines, Mr. Lettes held senior financial positions with Cyprus Amax, Amax, Inc., and Amax Gold.  Mr. Lettes served as a director of Yukon Zinc Corporation from October 2006 to June 2008, Century Mining Corporation from March 2008 to October 2008 and Selwyn Resources from September 2012 to May 2013.

Mr. Lettes has extensive mining and financial experience gained in his eight years as a chief financial officer at a mining company where he was also responsible for a major financing.  In this role, Mr. Lettes was involved in all aspects of financial reporting and compliance.  In addition, Mr. Lettes served on the audit, governance and compensation committees of Yukon Zinc Corporation and on the audit, governance and compensation committees of Century Mining Corporation.  Mr. Lettes’ experiences in these roles are directly relevant and important to Mr. Lettes’ current roles as our Audit Committee Chair and our audit committee financial expert.  Mr. Lettes’ mining and financial experience, as well as his significant past board experience, enhances the knowledge of the Board as the Company works toward completing financing of the Mt. Hope Project and commencing operations.

Nelson F. Chen has been a member of our board of directors since September 2011. Mr. Chen is Managing Director of Hanlong Resources Ltd (HK) and has served as a director of various Hanlong Group entities since June 2010. He has served on the board of Moly Mines Limited as an alternate director to the principal of Hanlong Group since April 2010 and then as a non-executive director since August 2013. Mr. Chen was appointed to be a non-executive director of Marenica Energy Limited on 4 October 2011.  Prior to joining Hanlong, Mr. Chen was an Associate Director at the Sydney, Australia office of PricewaterhouseCoopers (“PwC”). Mr. Chen is bilingual and is a licensed Chinese-English translator in Australia.

Mr. Chen has 11 years of audit and M&A transaction advisory experience with PwC. He was involved in a large number of financial due diligence and acquisition advisory transactions with a focus on leading engagements servicing Chinese clients. He has extensive experience in many industries including mining, manufacturing, consumer products, financial services and real estate.

Bruce D. Hansen has been our Chief Executive Officer and a member of our Board since January 2007.  Mr. Hansen served as our interim Chair of the Board from October 2007 through December 2010 when Patrick James was appointed as independent Chairman.  From September 2005 through November 2006, Mr. Hansen served as Senior Vice President, Operations Services and Development at Newmont Mining Corporation.  From July 1999 to September 2005, Mr. Hansen served as Senior Vice President and Chief Financial Officer at Newmont Mining Corporation.  Mr. Hansen also served as the Vice President of Project Development for Newmont and previously was the Senior Vice President of Corporate Development for Santa Fe Pacific Gold Corporation.  Mr. Hansen is a director and member of the audit committee of Energy Fuels, Inc. and is also a director of ASA Gold and Precious Metals, Ltd.

As our Chief Executive Officer, Mr. Hansen has detailed knowledge of the Company’s development, strategy and projects.  Mr. Hansen also has extensive mining industry background, having worked in the mining industry for more than 30 years in a variety of financial, technical and leadership roles.  Mr. Hansen has demonstrated success in these various industry roles over the years.  Mr. Hansen’s knowledge of the Company’s development efforts as well as his industry experience at both large and small mining companies and his demonstrated past successes give him the necessary background, experience and leadership to be an effective director.

David A. Chaput has been our Chief Financial Officer since April 2007.  Mr. Chaput has more than 30 years of financial and operational experience in the metals and mining industries.  Mr. Chaput was with The Doe Run Resources Corporation until September 2006, where he served as Chief Financial Officer from May 2004 to September 2006, as Vice President, Finance from September 2001 to September 2006, and as Treasurer from February 1993 to September 2001.

Robert I. Pennington was named our Chief Operating Officer in January 2012, and was previously our Vice President of Engineering and Construction since October 2007.  From May 2006 to October 2007, Mr. Pennington owned his own consulting firm.  From April 2002 to May 2006, Mr. Pennington served as Chief Operating Officer of M3 Engineering & Technology.  Mr. Pennington has more than 30 years of metal mine operations and project management experience, including 23 years in management of mine and plant operations.  He previously served as President at the Phelps Dodge Tyrone operations and General Manager, at Phelps Dodge Morenci.  Mr. Pennington has extensive experience in concentrator design with an education in environmental engineering and metallurgy.

R. Scott Roswell has been our Vice President of Human Resources and Corporate Counsel since September 2010.  From June 2004 to December 2009, Mr. Roswell served as Counsel and Executive Vice President of Law and Human Resources and as a consultant to, Flatiron Financial Services Inc. /Centrix Financial, LLC, Denver-based loan servicing firms.  From December 1994 to June 2004, Mr. Roswell served as Senior Attorney/Senior Director to Qwest/US West, in the Risk Management group.  Prior to that, from August 1991 to December 1994, Mr. Roswell was an associate for the Denver, Colorado law firm of Hall & Evans, LLC.

Lee M. Shumway became our Controller in May 2009 and was appointed as our Controller and Treasurer in June 2009.  Prior to serving as Controller and Treasurer, Mr. Shumway served as our Director of Business Process/Information Technology starting in November 2007.  From 2002 to November 2007, Mr. Shumway served as Director of Supply Chain — Nevada Operations for Newmont Mining Corporation following assignments as Controller — Nevada Operations and Business Process Manager from 1997 to 2002.  Prior to joining Newmont in 1997, Mr. Shumway had 10 years of experience with Santa Fe Pacific Gold and Price Waterhouse.

Michael K. Branstetter has been our Secretary and General Counsel since November 1992.  Mr. Branstetter is the principal of Hull & Branstetter Chartered, a law firm in Idaho and has more than thirty years of experience providing legal representation to the mining industry.  Mr. Branstetter’s practice focuses on mining, environmental, natural resources and related business transactions.

THE BOARD, BOARD COMMITTEES AND DIRECTOR INDEPENDENCE

During the year ended December 31, 2013, our Board held 6 meetings.  Each of the incumbent directors who were on our Board during 2013 attended at least 75% of the total number of meetings of the Board and the committees of the Board on which such director served for the full year.  In 2008, we adopted a policy requiring members of our Board to attend each annual meeting of stockholders.  All of our directors attended our Annual Meeting held on June 13, 2013.  On December 31, 2013, the number of directors was reduced with the retirement of three Board members as part of our continued cost conservation efforts.

Mr. James currently serves as the independent non-executive Chair of the Board and we anticipate that the Chair of the Board will continue to be an independent director.  As an independent non-executive Chair of the Board, Mr. James is responsible for coordinating the activities of the other independent directors, presiding over all meetings of the Board, including executive sessions; approving information sent to the Board; approving meeting agendas for the Board; and approving meeting schedules to assure that there is sufficient time for discussion of all agenda items.  Mr. James has the authority to call meetings of the independent directors; and, if requested by major stockholders, ensures that he is available for consultation and direct communication.

Our Board has a standing Audit Committee, Compensation Committee, Governance and Nominating Committee, and Technical Committee.  In 2013, the Finance Committee was re-established to provide assistance to the Board with respect to any transactions that occur outside of the ordinary course of business including “financing transactions” as that term is defined in the committee charter, mergers or acquisitions.  Our Finance Committee members are:  Mark A. Lettes (Chair), Ricardo M. Campoy, Gregory P. Raih and Patrick M. James.  The Technical Committee provides assistance to the Board with respect to technical studies and evaluations of the Company’s projects, environmental and permitting compliance programs, and safety, health and environmental programs.  Our Technical Committee members are:  Gary A. Loving (Chair), Bruce D. Hansen, Patrick M. James, and Nelson F. Chen.

Our Board has approved written charters that govern each of our Audit Committee, Compensation Committee, Governance and Nominating Committee, Technical Committee, and Finance Committee which are described in more detail below.  Copies of the charters of these four committees are available on our corporate website at www.generalmoly.com under the “Governance — Board of Directors” tab under the “Investors” tab.  Our Board has determined that Ricardo M. Campoy, Patrick M. James, Mark A. Lettes, Gary A. Loving, and Gregory P. Raih are independent directors in accordance with the listing standards of the NYSE MKT.  There are no family relationships among any of our current directors and officers.

Stockholders may communicate with our Board or our non-management directors by sending written correspondence to General Moly, Inc. Board, c/o Corporate Secretary, 1726 Cole Blvd., Suite 115 Lakewood, Colorado  80401, or by sending an email to info@generalmoly.com.  Our Corporate Secretary will receive the correspondence and forward it to the Chair of the applicable Board committee or to any individual director or directors to whom the communication is directed.

Audit Committee

Our Audit Committee members are: Mark A. Lettes (Chair), Ricardo M. Campoy, and Gregory P. Raih, all being independent directors in accordance with the listing standards of the NYSE MKT and the additional criteria for independence of audit committee members set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  In addition, our Board has determined that each of Mark A. Lettes and Gregory P. Raih is an “audit committee financial expert” as defined by SEC rules.  The Audit Committee held six meetings in 2013.  The primary purposes of the Audit Committee, as set forth in its charter, are to:  (1) provide independent review and oversight of the Company’s accounting and financial reporting process, the system of internal control and management of financial risks; (2) manage the audit process, including the selection, oversight and compensation of the Company’s independent auditors; (3) assist the Board in monitoring compliance with laws and regulations and its code of business conduct; and (4) establish procedures for the receipt, retention and treatment of complaints received by the Company regarding its accounting, internal controls or auditing matters.

Compensation Committee

Our Compensation Committee members are: Ricardo M. Campoy (Chair), Patrick M. James, Mark A. Lettes, and Gary A. Loving all being independent directors in accordance with the listing standards of the NYSE MKT.  Richard F. Nanna and Andrew G. Sharkey, III, both independent directors in accordance with the listing standards of the NYSE MKT, also served on the Compensation Committee until their retirement from the Board on December 31, 2013.  The Compensation Committee held five meetings in 2013.  The primary purposes of the Compensation Committee, as set forth in its charter, are to:  (1) establish, administer and evaluate the compensation philosophy, policies and plans for non-employee directors and executive officers; (2) make recommendations to the Board regarding director and executive officer compensation; (3) review the performance and determine the compensation of the Chief Executive Officer, based on criteria including the Company’s performance and accomplishment of long-term strategic objectives; (4) prepare an annual report on executive compensation for inclusion in the Company’s proxy statement; and (5) assist management and the Board with respect to the analysis as to whether the Company’s compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the Company. The Compensation Committee also reviews and, if appropriate, either as a committee or together with other independent directors of the Board (as directed by the Board), approves any employment agreements, severance arrangements, retirement arrangements, change in control agreements and provisions, and any special or supplemental benefits for each executive officer of the Company.  The committee also oversees the administration of the Company’s Equity Incentive Plan.

In fulfilling its responsibilities, the Compensation Committee may form and delegate any or all of its responsibilities to subcommittees, when appropriate, provided, however, that any such subcommittees shall meet all applicable independence requirements and that the Compensation Committee shall not delegate to persons other than independent directors any functions that are required under applicable NYSE MKT rules and federal securities laws, to be performed by independent directors. The Compensation Committee’s evaluation is based on criteria designed to help ensure that our Chief Executive Officer’s interests are aligned with the long-term interests of our stockholders, including the performance of our business, accomplishment of long-term strategic objectives, the handling of extraordinary events, and the development of management.

The Compensation Committee has engaged Towers Watson as its compensation consultant since 2008 (excluding 2009) and directed it to help develop and implement a sound executive compensation framework that will enable growth, reinforce consistency and support transparency.  Towers Watson was not engaged in 2009 due to the status of developments of the Mt. Hope Project and our cash conservation measures. Towers Watson has assisted the Compensation Committee in updating our peer group and benchmark information and providing information and recommendations to the committee regarding various compensation matters.  Further, Towers Watson advises the committee on legislative and risk updates, including in 2013 a review of (1) incentive/business risk; (2) executive turnover risk; and (3) other risk factors, including use of key performance indicators.  Towers Watson has not been retained in 2014 in furtherance of our cash conservation efforts.

Our CFO and human resources department, including our Vice President of Human Resources and Corporate Counsel and our Senior Paralegal assist the Compensation Committee in its work.

Governance and Nominating Committee

Our Governance and Nominating Committee members are:  Patrick M. James (Chair), Ricardo M. Campoy, Mark A. Lettes, Gary A. Loving and Gregory P. Raih all being independent directors in accordance with the listing standards of the NYSE MKT.  Richard F. Nanna and Andrew G. Sharkey, III, both independent directors in accordance with the listing standards of the NYSE MKT, also served on the Governance and Nominating Committee until their retirement from the Board on December 31, 2013.  The Governance and Nominating Committee held three meetings in 2013.  The primary purposes of the Governance and Nominating Committee, as set forth in its charter, are to:  (1) establish criteria for selection of directors to serve on the Board; (2) identify individuals qualified to become directors and recommend candidates for membership on the Board; (3) ensure that the Board, as a whole, is appropriately diverse and consists of individuals with various and relevant career experience, relevant technical skills, industry knowledge and experience, financial experience and community ties; (4) consider independence and any possible conflicts of interest for Board members and executive officers; (5) review and make recommendations regarding the composition, size and tenure policies of the Board; (6) conduct an annual (or more frequently as circumstances may dictate) evaluation of the performance and effectiveness of the Board; (7) recommend members of the Board to serve on Board committees and as committee chairs; (8) review, evaluate and recommend changes to the Company’s Corporate Governance Guidelines; (9) annually review and evaluate CEO performance; and (10) develop appropriate policies and principles for CEO succession planning.

While the selection of qualified directors is a complex, subjective process that requires consideration of many intangible factors, the Governance and Nominating Committee and our Board take into account the following criteria, among others, in considering directors and candidates for the Board:

•                  judgment, experience, skills and personal character of the candidate;

•                  diversity of the Board in its broadest sense; and

•                 the needs of the Board.

The Governance and Nominating Committee conducts a preliminary assessment of each proposed nominee based upon the proposed nominee’s resume and biographical information, the individual’s willingness to serve as a director of the Company, and other background information.  This information is evaluated against the criteria set forth above and our specific needs at that time.  Based upon a preliminary assessment of the candidate(s), those who appear best suited to meet our needs may be invited to participate in a series of interviews, which are used as a further means of evaluating potential candidates.  On the basis of information learned during this process, the Governance and Nominating Committee determines which nominee(s) to recommend to the Board to submit for election at the next annual meeting.  The Governance and Nominating Committee uses the same process for evaluating all nominees, regardless of the original source of the nomination.  The Governance and Nominating Committee has approved the nominees included on our proxy card.

The Governance and Nominating Committee will consider nominees recommended by stockholders.  To date, we have not received any recommendations from our stockholders requesting that the Board, or any of its committees, consider a nominee for inclusion among the Board’s slate of nominees in this proxy statement.  A stockholder wishing to submit a director nominee recommendation should comply with the provisions of our bylaws and the provisions set forth in this proxy statement under the heading “Stockholder Proposals and Recommendations for Director Nominees for the 2015 Annual Meeting.”  Under the terms of our Governance and Nominating Committee Charter, we evaluate all nominees, including those recommended by stockholders, by conducting appropriate inquiries into their backgrounds and qualifications; however, the Governance and Nominating Committee may prefer nominees who are personally known to the existing directors and whose reputations are highly regarded.  The Governance and Nominating Committee will consider all relevant qualifications as well as the needs of the Company in terms of compliance with applicable SEC and stock exchange rules.

Diversity is considered in the nominating process as described above and in our Governance and Nominating Committee Charter, which provides that with regard to diversity, the committee will consider candidates for the Board regardless of gender, ethnicity or national origin and that any search firm retained to assist the committee should be instructed to seek to include diverse candidates from traditional and nontraditional candidate groups.  Although we do not have a separate Board diversity policy, the Governance and Nominating Committee Charter provides that the committee is responsible for reviewing and making recommendations to the Board, as it may deem appropriate, in order to ensure that the Board consists of persons with sufficiently diverse and independent background.

Risk Oversight

Our senior management is responsible for managing the risks facing the Company under the oversight and supervision of the Board.  Senior management consults with the three Board committees with risk assessment responsibilities, and the Board to suggest risk management topics to be presented to the Board, and a different risk management topic is addressed at each of its meetings.  While the full Board is ultimately responsible for risk oversight at our Company, three of our Board committees assist the Board in fulfilling its oversight function in certain areas of risk.  The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to risk in the areas of financial reporting and internal controls.  The Compensation Committee assists the Board in fulfilling its oversight responsibilities with respect to risk in the area of compensation policies and practices.  The Technical Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks related to operations and safety.  Other general business risks such as economic, regulatory and permitting are monitored by the full Board.  Risk management and assessment reports are regularly provided by management to these committees and the full Board.

Compensation Risk Assessment

Our Compensation Committee considered whether our compensation program encouraged excessive risk taking by employees.  Based upon its assessment, the committee does not believe that our compensation program encourages excessive or inappropriate risk-taking.  The committee believes that the design of our compensation program, which includes a mix of annual and long-term incentives, cash and equity awards and retention incentives, is balanced and does not motivate imprudent risk-taking.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers, directors, and any person who beneficially owns more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC.  Executive officers, directors, and more than 10% stockholders are required by regulation to furnish us with copies of all Section 16(a) forms which they file.  During 2013, certain of our directors and executive officers who own our stock filed Forms 3 or Forms 4 with the SEC.  The information on these filings reflects the current ownership position of all such individuals.  To the best of our knowledge and based solely on a review of the forms submitted to the Company, during 2013, all such filings by our executive officers, directors and beneficial owners of more than ten percent of our common stock were timely made with the exception of one Form 4 by Ricardo M. Campoy, which was filed 2 business days late.

Code of Business Conduct and Ethics

A copy of our Code of Conduct and Ethics is available on our website at www.generalmoly.com under the “Governance” tab under the “Investors” tab, and can also be obtained at no cost, by telephone at (303) 928-8599 or by mail at:  General Moly, Inc., 1726 Cole Blvd., Suite 115 Lakewood, Colorado  80401, attention: Investor Relations.  We will disclose any amendments to or waivers of the Code of Conduct and Ethics on our website.  We believe our Code of Conduct and Ethics is reasonably designed to deter wrongdoing and promote honest and ethical conduct; provide full, fair, accurate, timely and understandable disclosure in public reports; comply with applicable laws; ensure prompt internal reporting of code violations; and provide accountability for adherence to the code.

Vote Required

The three candidates receiving the highest number of votes will be elected.  If any candidate does not receive at least a majority of the votes cast in the election, he must submit his resignation from the Board as described above.

Recommendation

The Board recommends that stockholders vote FOR each of the nominees for director.  If not otherwise specified, proxies will be voted FOR each of the nominees for director.

PROPOSAL 2 — ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

As required under Section 14A of the Securities Exchange Act, we are asking stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules.

As described in this proxy statement under the heading “Compensation Discussion and Analysis,” our executive compensation program is designed to enable us to obtain and retain the services of experienced executives.  The compensation packages for our executive officers are designed to promote teamwork as well as individual initiative and achievement.  Our executive compensation program is designed to enhance stockholder value by aligning the financial interests of our executive officers with those of our stockholders.  We have also designed our compensation program to motivate and reward executives whose knowledge, skills and performance are critical to our success.  Compensation depends to a significant extent on the achievement of annual and long-term performance goals.  In 2013 we implemented a cost reduction program, which included salary reductions to our executive officers and senior managers.  We also implemented a retention program, including cash and equity incentives to our executive officers who remain with the Company through the earliest to occur of a financing plan for the Mt. Hope Project approved by the Board of Directors, a Change of Control (as defined in the employment or change of control agreements between the Company and each of our named executive officers); involuntary termination (absent cause); or January 15, 2015.

Essential to our compensation philosophy is the omission of egregious or overly generous compensation, excessive perquisites or tax gross ups on perquisites, repricing or replacement of stock awards, and hedging of Company stock.  For additional information about our executive compensation program, please read the Compensation Discussion and Analysis beginning on page 18.

At our 2011 Annual Meeting, our stockholders voted in favor of holding an advisory vote to approve named executive officer compensation each year.  In light of this result, the Board has determined to hold an annual advisory vote to approve our named executive officer compensation, until such time as the next required advisory vote on the frequency of future votes to approve our named executive officer compensation.  At our 2014 Annual Meeting, we are again asking our stockholders to vote to approve, on an advisory basis, the compensation of our named executive officers, as described in this proxy statement.  This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our named executive officers.  This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement.  Accordingly, we are asking our stockholders to vote “FOR” the following resolution at our Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”

Vote Required

The affirmative vote of holders of a majority of the shares of common stock entitled to vote that are present in person or by proxy at the Annual Meeting is required to approve this proposal.  However, the “say-on-pay” vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board.  Our Board and our Compensation Committee value the opinions of our stockholders and will consider the outcome of the vote when considering future decisions on the compensation of our named executive officers.

Recommendation

The Board recommends that stockholders vote to approve the compensation of our named executive officers by voting FOR Proposal 2.  If not otherwise specified, proxies will be voted FOR approval of our executive compensation.

PROPOSAL 3 - RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014.  Our Board is asking stockholders to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2014.  Although current law, rules, and regulations, as well as the charter of the Audit Committee, require the Audit Committee to appoint, retain, and supervise our independent accountants, our Board considers the selection of our independent registered public accounting firm to be an important matter of stockholder concern and is submitting the selection of PricewaterhouseCoopers LLP for ratification by stockholders as a matter of good corporate practice.  If the stockholders do not ratify the selection of PricewaterhouseCoopers LLP as our independent accountants, the Audit Committee will reconsider whether to retain PricewaterhouseCoopers LLP.  Even if the selection of PricewaterhouseCoopers LLP is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None.

Audit Fees

The aggregate fees billed for professional services rendered by our principal accountants for the audit of our annual consolidated financial statements and the internal control over financial reporting for the fiscal year ended December 31, 2013 was $400,000.  The aggregate fees billed for the audit of our annual consolidated financial statements and the internal control over financial reporting for the fiscal year ended December 31, 2012 was $410,000.

Audit-Related Fees

The aggregate fees billed for professional services rendered by our principal accountants for services related to the preparation and filing of our Registration Statement on Form S-3 and other related services including utilization of Comperio for the fiscal year ended December 31, 2013 was $41,872.  There were no fees billed in the fiscal year ending 2012 for assurance and related services by our principal accountants that are reasonably related to the performance of the audit or review of our financial statements.

Tax Fees

The aggregate fees billed by our principal accountants for preparation of tax returns and tax consultations for the fiscal year ended December 31, 2013, is expected to be $107,982.  The aggregate fees billed by our principal accountants for preparation of tax returns for the fiscal year ended December 31, 2012, was $136,603.

All Other Fees

There were no fees billed in the last two fiscal years for products and services other than as set forth above.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditors

Our Audit Committee is responsible for appointing, setting compensation for and overseeing the work of our independent auditors.  The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services provided by the independent auditors.  All services and fees paid to PricewaterhouseCoopers LLP, including tax fees, for the fiscal year ended December 31, 2013 were pre-approved by the Audit Committee.  On an ongoing basis, management communicates specific projects and categories of services for which advance approval of the Audit Committee is requested.  The Audit Committee reviews these requests and advises management if the Audit Committee approves the engagement of the independent auditors for specific projects.  On a periodic basis, management reports to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts. The Audit Committee may also delegate the ability to pre-approve audit and permitted non-audit services to a subcommittee consisting of one or more Audit Committee members, provided that any such pre-approvals are reported on at a subsequent Audit Committee meeting.

Vote Required

The affirmative vote of holders of a majority of the shares of common stock entitled to vote that are present in person or by proxy at the Annual Meeting is required to approve the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered accounting firm for the current fiscal year.

Recommendation

The Board recommends that stockholders vote FOR Proposal 3.  If not otherwise specified, proxies will be voted FOR Proposal 3.

Notwithstanding anything to the contrary set forth in any of our filings under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, that might incorporate future filings, including this proxy statement, in whole or in part, the following Audit Committee Report and Compensation Committee Report shall not be deemed to be “Soliciting Material,” and are not deemed “filed” with the SEC and shall not be incorporated by reference into any filings under the Securities Act or Exchange Act whether made before or after the date of this proxy statement and irrespective of any general incorporation language in such filings.

AUDIT COMMITTEE REPORT

The Board has appointed the members of the Audit Committee.  The Audit Committee is governed by a charter that the Board approved and adopted and which is reviewed and reassessed annually by the Audit Committee.  The Audit Committee is comprised of three independent directors.

The Board has charged the Audit Committee with a number of responsibilities, including review of the adequacy of the Company’s financial reporting, accounting systems and processes, and internal controls.

Management is responsible for the preparation and integrity of the Company’s financial statements and for the design and maintenance of an effective internal control environment over financial reporting.  The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and internal control over financial reporting in accordance with generally accepted auditing standards and for issuing a report thereon.  The Audit Committee has independently met and held discussions with management and the Company’s independent registered public accounting firm.

In the discharge of its responsibilities, the Audit Committee has:

(1)         Reviewed and discussed the Company’s audited consolidated financial statements with management and the independent registered public accounting firm;

(2)         Discussed with the Company’s independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 16 as adopted by the Public Company Accounting Oversight Board, including the quality (in addition to acceptability), clarity, consistency, and completeness of the Company’s financial reporting;

(3)         Received the written disclosures and the letter from the Company’s independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee; and

(4)         Discussed with the Company’s independent registered public accounting firm the independent accounting firm’s independence.

Based on its reviews and discussions, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements and report on internal controls over financial reporting be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 for filing with the SEC.

AUDIT COMMITTEE

Mark A. Lettes, Chair
Ricardo M. Campoy
Gregory P. Raih

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” section of this proxy statement with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the “Compensation Discussion and Analysis” section be included in this proxy statement and incorporated by reference into our 2013 Annual Report on Form 10-K.

COMPENSATION COMMITTEE

Ricardo M. Campoy, Chair
Patrick M. James
Mark A. Lettes
Gary A. Loving

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

We do not have any interlocking relationships between any member of our Compensation Committee and any of our executive officers that would require disclosure under the applicable rules promulgated under the U.S. federal securities laws.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis provides information about our executive compensation program.  It describes the philosophy and objectives of our executive compensation program and how we applied those objectives in compensating our executive officers during 2013.  For 2013, our “named executive officers,” or NEOs, include the following individuals:

•                  Bruce D. Hansen, Chief Executive Officer or CEO;

•                  David A. Chaput, Chief Financial Officer or CFO;

•                  Robert I. Pennington, Chief Operating Officer or COO;

•                  R. Scott Roswell, Vice President, Human Resources and Corporate Counsel; and

•                  Lee M. Shumway, Controller and Treasurer.

Our executive team is key to the Company’s achievement of its business strategy.  Our executives were carefully selected to lead the implementation of our business as a result of their significant experience in mine development, project financing, and operations.

Executive Summary

Our Business Strategy

We are a development stage company in the business of the exploration, development and future mining of properties containing molybdenum.  Our business strategy is to acquire and develop highly profitable advanced stage mineral deposits.  Our primary asset is an 80% interest in the Mt. Hope Project, a primary molybdenum property located in Eureka County, Nevada.  We also have a second significant molybdenum and copper project, the Liberty Property, located in Nye County, Nevada, which we wholly own.

In the near-term, our objective is to secure project financing to construct and operate the Mt. Hope Project and to continue our evaluation of the molybdenum and copper properties at the Liberty Project.

Developments During 2013

After successfully receiving the U.S. Bureau of Land Management’s (“BLM”) Record of Decision (ROD) approving our Plan of Operations and Rights of Way for an electrical transmission line for the development and operation of the Mt. Hope Project in late 2012, we commenced pre-construction activities at the Mt. Hope Project site, including early well field development, clearing and grubbing of terrain and cultural clearance activities.

We also began negotiations on a definitive project loan facility with China Development Bank (“CDB”) to provide term loan financing for the construction of the Mt. Hope mine and mill operations.  In late March 2013, the Company announced that CDB suspended work on the $665 million Chinese sourced project term loan. The suspension directly related to media reports that Mr. Liu Han, Chairman of Sichuan Hanlong Group (“Hanlong”) was detained by Chinese authorities.  Under our agreements with Hanlong, Hanlong or an affiliate was obligated to arrange and guarantee the CDB project loan, throughout its life.  On August 13, 2013, the Company and Hanlong terminated the Hanlong Securities Purchase Agreement and other transactional agreements as a result of Hanlong’s failure to procure project financing by the August 13th deadline.  The Company continues to focus efforts on discussions with other parties to source the full financing for the Mt. Hope Project.

Permitting Update.  Following the BLM issuance of the ROD, on February 15, 2013, Great Basin Resource Watch and the Western Shoshone Defense Project (“Plaintiffs”) filed a Complaint against the U.S. Department of the Interior and the BLM in the U.S. District Court, District of Nevada, seeking relief under the National Environmental Policy Act (“NEPA”) and other federal laws challenging the BLM’s issuance of the ROD for the Mt. Hope Project, and on February 20, 2013, filed a Motion for Preliminary Injunction.  The Court allowed Eureka Moly, LLC to intervene in the matter.

On August 22, 2013, the Court denied, without prejudice, the Motion for Preliminary Injunction based on the Parties’ Joint Stipulation to Continue Preliminary Injunction Oral Argument, which advised the Court that as a result of current economic conditions, including the Company’s ongoing financing efforts, all major ground disturbing activities had ceased at the Mt. Hope Project.  The Court’s “without prejudice” ruling means that upon the Company’s decision to recommence significant ground-

disturbing activities which were approved by the ROD, sixty days advance notice will be provided to Plaintiffs, or if Plaintiffs believe the scope of minor ongoing approved site activities exceeds the stipulated agreement, then Plaintiffs may elect to re-file their Motion for Preliminary Injunction at that time.  The parties and the Court have agreed to address the Plaintiffs’ claims under the pending Complaint based on the administrative record and the parties’ motion for summary judgment briefing on the merits.  Briefing by the parties was completed in February 2014, and the Company anticipates the Court to set oral argument in second quarter 2014.

The Mt. Hope Project underwent exhaustive environmental analysis and review that lasted more than 6 years.  The process to complete the final Environmental Impact Statement (“EIS”) included extensive public and cooperating agency input (including the BLM, the National Park Service, the U.S. Environmental Protection Agency, the Nevada Division of Wildlife and the County of Eureka).  The Company continues to support the work completed by the BLM and believes that the ROD complies with all federal statutes and rules, and is very robust and defensible.

Water Rights Update.  The Nevada State Engineer (“State Engineer”) has issued all water permits for the Mt. Hope Project.  Eureka County, Nevada and two other parties comprised of three individual water rights holders in Diamond Valley and one in Kobeh Valley filed an appeal in July 2012 to the Nevada Supreme Court challenging the granting of water permits by the State Engineer.  On June 26, 2013, the appeal was consolidated with a similar appeal of the State Engineer’s approval of the Company’s Monitoring, Management and Mitigation Plan (“3M Plan”).  The Nevada Supreme Court has reset the matters for oral argument on June 30, 2014.

We remain confident the Nevada Supreme Court will uphold the District Court’s Orders regarding the 3M Plan and the water permits.  Notwithstanding the ongoing appeals, the Company’s water permits have been granted and the water remains available to the Company for use at the Mt. Hope Project.

The Company has continued to maintain all of its permits in good standing and preserved the capacity to rapidly restart engineering, procurement and construction at Mt. Hope after completing full project financing.

Cash Conservation.

In the third quarter of 2013, the Company announced the implementation of a cost reduction program to preserve liquidity while actively pursuing financing options for the Mt. Hope Project.

Specific provisions of the cost reduction program include:

•                  25% reduction in base cash compensation for the CEO and members of the Board of Directors with other senior employees receiving 10 to 20% salary reductions.

•                  In parallel with compensation reductions, the Company also implemented a personnel stay incentive and equity award program for the NEOs and other senior managers that provides cash and equity incentives for employees who remain with General Moly through January 15, 2015 or earlier under certain circumstances.

•                  Three members of the Board of Directors resigned at the end of 2013, in an effort to reduce Board-related expenses.

•                  Prudent focus on reducing all other expenditures including engineering, administrative and procurement expenses.

The Company continues these efforts to reduce planned expenditures that maximize our financial flexibility and secures readiness for the rapid start of construction activities at Mt. Hope. The implementation of the Company’s cash conservation program maintains current liquidity by reducing engineering, administrative and procurement expenses, and trimming our expenditures from $2-3 million per month to less than $1.5 million per month.

The Company’s Board of Directors also established an Independent Finance Committee to actively review all potential finance options and alternatives. Given that the fully-permitted Mt. Hope Project is construction ready and backed by off-take agreements and a strong joint venture partner, the Company believes that it remains positioned to execute full project financing.

The efforts of our executive officers have been instrumental in managing cost reduction opportunities to maintain continuity of employees and liquidity during efforts to secure project financing for the Mt. Hope Project.  The Company feels that the management of its liquidity, retention of critical personnel and cooperation from our vendor partners is critical to maintaining the Mt. Hope Project as one of the world’s best and largest undeveloped molybdenum projects, fully permitted and construction ready.

Executive Compensation for 2013

The Compensation Committee formally reviews all aspects of the executive compensation program throughout the year and has the authority to make adjustments based on its collective judgment.  When considering adjustments to the executive compensation program, the Compensation Committee takes into account the following factors during its decision making process:

1.              Company performance,

2.              Executive compensation and governance best practices,

3.              NEOs achievement of the Company’s annual and long-term business milestones and individual performance objectives, and

4.              Shareholder feedback via “Say on Pay” voting results.

As a result of the support the 2011, 2012 and 2013 “Say on Pay” proposals received, the Company’s compensation policies and decisions remained consistent with our objectives to enhance stockholder value by aligning the financial interests of our executive officers with those of our stockholders and to reward our executives for achieving our business objectives.  In large part, our executive compensation decisions for 2013 were driven by the suspension of project financing loan negotiations with CDB, which halted pre-construction activities at the Mt. Hope Project, and the necessity to initiate cost reductions, as follows:

Adjustments to Base Salary.  For 2012, our NEO salaries ranged from 90% to 95% of the median base salary for our peer group.  As a result, the Compensation Committee did not approve any base salary increases for 2013.  With the September 2013 implementation of the announced cost reduction program discussed above, our NEOs received 15% - 25% reductions in base cash salary compensation.  These reductions remain in place into 2014, subject to completion of financing for the Mt. Hope Project.

Stay Incentive and Equity Retention Awards.  In addition to the salary reductions, the committee also approved cash and equity retention incentives for the named executive officers who remain with the Company through the earliest to occur of a financing plan for the Mt. Hope Project approved by the Board of Directors, a Change of Control (as defined in the employment or change of control agreements between the Company and each of our named executive officers); involuntary termination (absent cause); or January 15, 2015.

Annual Incentive Awards.  In February 2013, prior to the March 2013 suspension of project financing, the Compensation Committee had reviewed 2012 Company and NEO performance and approved 2012 cash incentive awards, at 89% of Company goal achievement, which amounts were paid on March 8, 2013 to the NEOs.

With the implementation of the Company’s cost reduction program, no cash incentive awards were made to our NEOs for 2013 results.

Performance and Retention-Based and Other Equity Awards.  In December 2013, the Compensation Committee maintained the annual practice of granting equity based retention awards using a portfolio approach as it continues to support the Company’s priorities of pay-for-performance, attraction and retention and reasonable share utilization.  For the 2013 annual grants, the Committee approved an equity mix of 25% performance-vested stock appreciation rights (“SAR”), 25% performance-vested restricted stock units (“RSU”) and 50% time-vested RSUs for our NEOs, identical to the December 2012 grant.  Performance-vested SARs and RSUs will vest 50% upon the commencement of commercial production at the Mt. Hope Project and 50% one year thereafter.  RSUs will vest incrementally over three years at the anniversary of the grant date.  During 2013, including the Stay Equity Retention Awards discussed above, the annual equity component of our executive compensation program ranged from approximately 49% to 60% of our NEOs’ total compensation and the time-based equity component ranged from 7% to 9% of our NEOs’ post cost-reduction total compensation.

Executive Compensation Philosophy and Objectives

Because of our modest size and stage of development, we do not have an extensive executive compensation program.  Instead, we have a fairly simple executive compensation program that is intended to provide appropriate incentives for our executive officers to help us achieve our business strategy.  Our executive compensation program currently has three primary elements: base salary, annual cash incentives, and long-term equity incentives, which are divided between performance based and time/retention based equity incentives. The overall objective of our program is to enable us to obtain and retain the services of experienced executives.  The compensation packages for our executive officers are designed to promote teamwork as well as individual initiative and achievement; to enhance stockholder value by aligning the financial interests of our executive officers with those of our stockholders; and to motivate and reward executives whose knowledge, skills and performance are critical to our success.  Compensation depends to a significant extent on securing project financing for the Mt. Hope Project, and the achievement of other annual and long-term performance goals.  Essential to our compensation philosophy is the omission of egregious or overly generous compensation, excessive perquisites or tax gross ups on perquisites, repricing or replacement of stock awards, and hedging of Company stock.  We have entered into Employment Agreements with our CEO, CFO, and COO, and Change of Control Severance, Confidentiality and Non-Solicitation Agreements with our two other NEOs.  Additionally, with the implementation of our cash reduction program, we entered into Salary Reduction and Stay Incentive Agreements with our CEO, CFO and COO, and Stay Incentive Agreements with our two other NEOs.  A summary of each of these agreements is included following the executive compensation tables under the heading “Potential Payments Upon Termination or Change in Control.”  We believe that these agreements are necessary to attract and retain executives experienced in project financing, mine development, and operations to finance and develop the Mt. Hope Project, grow the Company and increase our stockholder value.  In establishing the agreement with each executive officer, our Compensation Committee takes into account many factors, including the individual’s retention considerations, prior business experience, historical compensation levels, work performance, and our business need for the executive’s skills.  The committee also considered external market data, market trends, and drew upon the individual experience of the committee members.

Our Executive Compensation Process

Role of Compensation Committee and Executive Officers

Our Compensation Committee has overall responsibility for (1) establishing, overseeing and evaluating the compensation philosophy, policies and plans for non-employee directors and executive officers, (2) making recommendations to the Board regarding director compensation and (3) reviewing the performance and determining the compensation of our CEO and the other executive officers.  The committee oversees the administration of our equity incentive plans, reviews and approves any employment, severance or change in control agreements and performs other functions set forth in its charter.

In carrying out its responsibilities, the committee works with members of our management team, including our CEO, and consults with legal counsel and independent compensation consultants as it deems appropriate.  The management team assists the committee by providing information on Company and individual performance, market data and management’s perspective and recommendations on compensation matters.  Although the committee solicits and reviews management’s recommendations, the committee considers management’s recommendations as merely one factor in making compensation decisions for our executive officers.  The committee regularly reports to, and sometimes consults with, our Board on the results of its reviews and any actions it takes or proposes to take with respect to compensation policies and executive officer compensation decisions.

Role of Compensation Consultant

On an annual basis, the Compensation Committee formally reviews the performance of Towers Watson, a national compensation consulting firm.  Based on the results of this review, Towers Watson was re-engaged by the Committee for 2013.  In the first, second and third quarters of 2013, Towers Watson participated in three committee meetings, providing the committee with information, recommendations and other advice relating to executive and director compensation, including our executive officer base salaries, salary reduction and stay incentive programs and maintenance of long-term equity award levels.  In addition, during 2013 Towers Watson provided information and recommendations to the committee regarding, among other things, the design and guidelines for annual performance cash incentive awards, Board compensation matters and recent legislative risk and regulatory developments.  As a result of cost reduction efforts implemented in the third quarter of 2013, Towers Watson has not participated further with the Compensation Committee.  At the expiration of cost reduction programs, the Compensation Committee will re-evaluate the retention of Towers Watson for engagement as a compensation consultant.

Towers Watson did not perform any services directly to the Company, nor did Towers Watson or any of its advisors assigned to our Compensation Committee have any business or personal relationship with any of the committee members or any of our executive officers.  Neither Towers Watson nor any of the advisors holds stock in the Company.  The committee has evaluated the relationship with Towers Watson and has determined that a conflict of interest did not exist with the 2013 retention of Towers Watson as an advisor to the committee.  Total fees expended for 2013 through the third quarter were approximately $60,000.

Our Peer Group

Historically, one of the purposes of the committee in hiring Towers Watson was to assist the committee in comparing our executive compensation program with executive compensation programs of peer companies.  As we seek to progress from a development stage company to an operational mining company, the committee intends to adjust the elements and base salaries of our executive compensation program based on market data and relevant trend information for our peer group.  The committee has reviewed market data provided by Towers Watson from current and prior years to compare our executive compensation elements and pay levels to those of operational companies of comparable scale with which we compete for talent and business.  In 2012, the committee, with the assistance of Towers Watson, selected designated peer group companies consisting of North American companies primarily engaged in the hard rock mining of metals and coal mining, as well as other general industry companies, to use for comparison.  With the implementation of the cost reduction program, the committee did not complete an analysis to update the 2012 peer group.  The committee will review the 2012 peer group analysis and update the benchmark analysis at the expiration of the cost reduction program, if applicable.  We believe that our executives’ 2013 compensation is well below the mid-point for the 2012 peer group.

The operational peer group adopted for 2012 and used again in 2013 included the following companies:

•	AMCOL International Corporation	•	Imperial Metals
•	Aurizon Mines	•	Stillwater Mining Co.
•	Capstone Mining Corp.	•	Hecla Mining Co.
•	HudBay Minerals Inc.	•	Thompson Creek Metals Company Inc.
•	James River Coal Company	•	Mercator Minerals
•	New Gold Inc.	•	Westmoreland Coal Co.
•	Molycorp	•	Taseko Mines

Elements of Compensation and 2013 Compensation Decisions

Our compensation program has three primary elements:  base salary, annual cash incentive awards and long-term equity-based incentives.  Our executive officers also participate in employee benefits that are generally available to all of our employees.  Each of these primary elements is discussed in further detail below.

Base Salary

Base salary represents the fixed portion of our executive officers’ compensation and is an important element of compensation to attract, retain and motivate experienced executives.  We establish our executives’ salaries based on consideration of, among other things:

•                  Performance and experience,

•                  Scope of their responsibilities,

•                  Competitive market compensation data for similar positions provided by Towers Watson,

•                  Seniority of the individual, and

•                  Ability to replace the individual.

The committee reviews base salaries annually and makes adjustments from time to time.  An adjustment to an executive’s salary may be made, for example, to align that salary with the committee’s perception of market levels, taking into account the individual’s responsibilities, performance and experience.

As a development stage company with limited financial resources, the salaries for our executive officers were initially established at levels the committee believes were below the median salaries for comparable positions with operating companies.  From 2006 through 2012, the committee has made periodic adjustments to some executive salaries to bring the salaries closer to amounts the committee believes more closely reflect salaries paid to individuals in operating companies with similar positions and responsibilities.

In 2012, the committee did not recommend any salary increases for 2013.  In 2013, as a result of implementation of cost reduction programs, the committee reduced NEOs’ salaries effective September 7, 2013, and approved cash and equity retention incentives for the named executive officers who remain with the Company through the earliest to occur of a financing plan for the Mt. Hope Project approved by the Board of Directors; a Change of Control (as defined in the employment or change of control agreements between the Company and each of our named executive officers); involuntary termination (absent cause); or January 15, 2015.  The cash Stay Incentive is equivalent to the executive’s targeted annual incentive award, and the RSU equity grant is equivalent to the value of the executive’s targeted annual incentive award at the closing share price of $1.68 on September 6, 2013 as set forth below:

Name	2012 Annualized Base Salary	2013 Approved Base Salary Reductions	2013 Annualized Base Salary	Stay Incentive(1)	RSU Equity Incentive (in shares) (1)
Bruce D. Hansen	$550,000	(25)%	$412,500	412,500	245,536
David A. Chaput	$312,700	(20)%	$250,160	156,350	93,065
Robert I. Pennington	$297,000	(20)%	$237,600	148,500	88,393
R. Scott Roswell	$250,700	(15)%	$213,095	125,350	74,613
Lee M. Shumway	$234,350	(15)%	$199,198	117,175	69,747

1                 The Cash Stay Incentive and RSU Equity Incentive do not become payable until the earliest to occur of a financing plan for the Mt. Hope Project approved by the Board of Directors; a Change of Control (as defined in the employment or change of control agreements between the Company and each of our named executive officers); involuntary termination (absent cause); or January 15, 2015.

Annual Incentive Awards

Historically, our executive officers have had the opportunity to earn annual incentive awards in the form of a cash incentive award for achievement of corporate and individual goals and objectives.  Annual incentive awards have traditionally been paid to executive officers to recognize specific accomplishments and overall performance, as determined by the committee in its discretion.

Although we target annual cash pay, the committee retains full discretion to adjust annual incentive awards based on its collective judgment of the CEO’s and executives’ achievement of business milestones and individual objectives.  For 2013, all potential grants of annual incentive awards for our named executive officers were determined by the committee in December 2012, in its discretion, based on achievement of the following business and individual objectives:

Corporate Business Goals	Weight
Financing & Liquidity	35%
Engineering and Construction	35%
Permitting, Environmental & Water Rights	15%
Safety & Health	10%
Administration	5%

As a result of the suspension of project financing by CDB and termination of the Hanlong transaction agreements the committee reviewed the business goals listed above, and determined as a result of the implementation of cost reduction programs to not grant any cash incentive awards.  For 2013, actual total annual cash compensation is as follows:

Name	2013 Base Salary Pre- September Reduction	2013 Base Salary Post September Reduction	2013 Annual Incentive Award	2013 Annual Cash Compensation
Bruce D. Hansen	$366,667	$137,500	$—	$504,167
David A. Chaput	$208,466	$83,387	$—	$291,853
Robert I. Pennington	$198,000	$79,200	$—	$277,200
R. Scott Roswell	$167,133	$71,032	$—	$238,165
Lee M. Shumway	$156,233	$66,399	$—	$222,632

Long-Term Equity Incentives

As a development stage company with limited financial resources, long-term equity awards are a significant element of our executive compensation program, and critical to the ongoing retention of our executives.  The compensation committee approved annual long-term equity incentives in a quantity identical to the 2012 grants, although the value of the equity grants was considerably less as a result of the decrease in share price from the 2012 grant of $3.72 per share.  The 2013 grants were made on December 11, 2013 at a base price of $1.15 per share.

Below is a summary of 2013 equity incentive award grants for our executive officers:

Name	Performance-Based Stock Appreciation Rights (1)	Performance-Based Restricted Stock Units (2)	Time-Based Restricted Stock Units (3)
Bruce D. Hansen	112,007	36,962	73,925
David A. Chaput	56,004	18,481	36,962
Robert I. Pennington	56,004	18,481	36,962
R. Scott Roswell	40,730	13,441	26,882
Lee M. Shumway	40,730	13,441	26,882

(1)                                 These SARs were granted on December 11, 2013, with a base price of $1.15 per share, the closing price of our common stock on the date of grant.  Subject to continuous employment, the SARs vest 50% upon commencement of commercial production of the Mt. Hope Project and 50% one year after the commencement of commercial production.

(2)                                 These RSUs were granted on December 11, 2013.  Subject to continuous employment, the RSUs vest 50% upon commencement of commercial production of the Mt. Hope Project and 50% one year after the commencement of commercial production.

(3)                                 These RSUs were granted on December 11, 2013.  Subject to continuous employment, the RSUs vest one-third on December 11, 2014, one-third on December 11, 2015 and the remaining one-third on December 11, 2016.

Employee Benefits

Our executive officers generally participate in the same employee benefit programs (401(k) plan, health, dental, vision, life, accident and disability insurance) as other employees.  In 2012, the Company initiated an executive physical program with the University of Colorado Hospital.  The Company covers the cost of the executive officer to participate in the executive physical program every two (2) years.  Messrs. Hansen, Chaput, Shumway and Roswell participated in 2012.  Mr. Pennington participated in 2013.

Employment, Change of Control Agreements

In order to attract and retain key executives, the Company previously entered into employment agreements with Mr. Hansen and Mr. Chaput that expired on December 31, 2011.  Effective January 1, 2012, the agreements for Mr. Hansen and Mr. Chaput were amended and restated to extend the term of the agreements to terminate automatically on the earlier of (1) the one-year anniversary of the date on which the Company achieves Commercial Production (as such term is defined in the Amended and Restated Limited Liability Agreement of Eureka Moly, LLC dated February 26, 2008) and (2) December 31, 2015; and to eliminate the single-trigger change of control arrangement.  Mr. Pennington entered into a similar Employment Agreement on December 12, 2012 which will terminate automatically, if not otherwise extended, on the earlier of (1) the one-year anniversary of the date on which the Company achieves Commercial Production (as such term is defined in the Amended and Restated Limited Liability Agreement of Eureka Moly, LLC dated February 26, 2008) and (2) December 31, 2016. Pursuant to described employment agreements, generally, if a change of control occurs and the Company (or its successor) terminates the employment of Messrs. Hansen, Chaput, or Pennington without cause during the one year period following the closing of the change of control event (a double-trigger arrangement) or the executive terminates employment for good reason, which includes a material diminution of the executive’s duties or compensation; geographic relocation; direction to the executive that would violate local, state, or federal law; or failure of the Company to pay base compensation in a timely manner, Messrs. Hansen, Chaput and Pennington are each entitled to: (a) a lump sum payment of (i) three times the executive’s annual base compensation (determined by applying his base salary immediately preceding the implementation of the September 7, 2013 salary reduction), (ii) 100% of the executive’s target annual incentive award for one year, and (iii) as to Mr. Hansen and Mr. Chaput each of their cash incentive award for major financing, if it has not previously been paid and (b) full vesting of all outstanding stock-based equity awards, if not otherwise accelerated under the provision of a change of control in the Company’s Equity Incentive Plan.  The severance payment is subject to execution of a binding termination release and confidentiality, non-competition, and non-solicitation covenants.  With the implementation of our cost reduction program, each of Messrs. Hansen, Chaput and Pennington entered into a First Amendment to their employment agreements.  The executive and the Company agreed that any severance payable under the employment agreement will be based on the executive’s base compensation prior to implementation of the September 7, 2013 salary reduction, and that the salary reduction will not be considered a material diminution of the executive’s base compensation, triggering a Good Reason termination event, as defined by the employment agreement.

The terms of employment for Mr. Roswell and Mr. Shumway are covered by offer letter agreements and change of control severance agreements.  In January 2012, Change of Control Severance, Confidentiality and Non-Solicitation Agreements were entered into with Mr. Roswell and Mr. Shumway, and include the same definition of change of control as the agreements for Messrs. Hansen, Chaput and Pennington.  Generally, if (i) a change of control occurs on or before the date upon which the Company achieves Commercial Production (as such term is defined in the Amended and Restated Limited Liability Agreement of Eureka Moly, LLC dated February 26, 2008) and (ii) as a result of the closing of the change of control, or during the one-year period immediately following the closing of the change of control, the Company (or its successor) terminates the employment of the covered executive without cause (a double-trigger arrangement) or the executive terminates employment for good reason, which includes a material diminution of Mr. Roswell or Mr. Shumway’s duties or compensation; geographic relocation; direction to the executive that would violate local, state, or federal law; or, failure of the Company to pay base compensation in a timely manner, the executive will be entitled to a lump sum severance payment.  The severance payment is subject to execution of a binding termination release agreement and confidentiality and non-solicitation covenants.  The amount of the severance payment will be equal to two times the executive’s annual base salary (determined by applying his base salary immediately preceding the implementation of the September 7, 2013 salary reduction) plus 100% of his target annual incentive award for one year, if any, and vesting of all outstanding stock-based equity awards, if not otherwise accelerated under the provision of a change of control in the Company’s Equity Incentive Plan.  Mr. Roswell and Mr. Shumway also entered into a First Amendment to their Change of Control Severance, Confidentiality and Non-Solicitation Agreements.  The executive and the Company agreed that any severance payable under the agreement will be based on the executive’s base compensation prior to implementation of the September 7, 2013 salary reduction.

Individual Executive Officers and the CEO

Each of our executive officers is considered individually in the compensation setting process.  In setting cash compensation, the primary factors are the scope of the executive officer’s duties and responsibilities, the executive officer’s performance of those duties and responsibilities, the executive officer’s experience level and tenure with us, and a general evaluation of the competition in the market for key executives with the executive officer’s experience.  Long-term equity incentives are focused largely on retention of our executive officers and matching the financial interests of our executive officers with those of our stockholders.

SUMMARY COMPENSATION TABLE

The following table lists the annual compensation information for the fiscal years 2013, 2012, and 2011 of our Chief Executive Officer, Chief Financial Officer, Chief Operating Officer and our two other NEOs.

Name and Principal Position	Year	Salary ($)	Non-Equity Incentive Award (1) ($)	Stock Awards (2) ($)	Option /SAR Awards (2) ($)	All Other Compensation ($)		Total ($)
Bruce D. Hansen (3)	2013	412,500	—	540,021	87,504	19,051	(3)	1,052,775
Chief Executive Officer	2012	550,000	530,308	412,500	284,386	20,132	(3)	1,797,326
	2011	500,000	531,130	328,000	317,870	13,544	(3)	1,690,544

David A. Chaput (4)	2013	250,160	—	220,109	43,752	15,485	(4)	526,771
Chief Financial Officer	2012	312,700	215,898	206,248	142,194	17,867	(4)	894,907
	2011	295,000	226,809	144,320	136,230	13,490	(4)	815,849

Robert I. Pennington (5)	2013	237,600	—	212,260	43,752	15,461	(5)	505,212
Chief Operating Officer	2012	297,000	199,567	206,248	142,194	14,404	(5)	859,413
	2011	270,000	229,479	144,320	136,230	15,190	(5)	795,219

R. Scott Roswell (6)	2013	213,095	—	171,721	31,820	15,083	(6)	429,386
Vice President, Human	2012	250,700	169,277	150,002	103,413	17,321	(6)	690,713
Resources and Corporate Counsel	2011	230,000	81,209	91,840	97,632	13,182	(6)	513,863

Lee M. Shumway (7)	2013	199,198	—	163,546	31,820	15,058	(7)	407,314
Controller and Treasurer	2012	234,350	162,723	150,002	103,413	17,632	(7)	668,120
	2011	215,000	125,370	91,840	97,632	13,792	(7)	543,634

(1)         One-third of the 2010 annual incentive awards was earned and was paid in 2011.  Seventeen percent of the 2010 annual incentive awards were earned and paid upon the release and publication of the Draft Environmental Impact Statement. Another seventeen percent of the 2010 annual incentive awards were earned and paid in 2012 upon the issuance of the Record of Decision by the BLM.  The remaining one-third of the 2010 annual incentive awards will become payable upon the completion of financing necessary to fund the Company’s portion of the development of the Mt. Hope Project.

Sixty-seven percent of the 2011 annual incentive awards were paid in 2012.  The remaining thirty-three percent of the 2011 annual incentive awards were earned and paid in 2012 upon the issuance of the Record of Decision by the BLM.

One hundred percent of the 2012 awards were paid in 2013.

No incentive award was approved for 2013, based on the Company’s cost reduction program.

In January 2011, stay incentive awards were paid to our NEOs, with the exception of Mr. Roswell as he was not an employee of the Company at the time of the award, in accordance with Retention Incentive Agreements entered into in 2009 in order to provide an incentive for individuals to continue their employment with the Company through the critical phase of permitting and constructing the Mt. Hope Project.  The amounts became payable January 1, 2011 to those individuals continuously employed by the Company through that date.

See the table below for a breakout of amounts earned by year.

	B. Hansen	D. Chaput	R. Pennington	R. Roswell	L. Shumway
Total Incentive Award Earned in 2013	-0-	-0-	-0-	-0-	-0-

2010 Award — Receipt of ROD	$56,531	$23,031	$20,938	$6,218	$16,331
2011 Award — Receipt of ROD	106,652	45,898	42,009	37,709	32,732
2012 Award	367,125	146,969	136,620	125,350	113,660
Total Incentive Awards Earned in 2012	$530,308	$215,898	$199,567	$169,277	$162,723

Retention Award	$262,500	$112,500	$125,000	—	$43,945
2010 Award — DEIS Release	22,613	9,213	8,375	2,487	6,533
2010 Award — DEIS Publication	33,919	13,819	12,563	3,731	9,799
2011 Award	212,098	91,277	83,541	74,991	65,093
Total Incentive Awards Earned in 2011	$531,130	$226,809	$229,479	$81,209	$125,370

(2)         These amounts do not represent the actual amounts paid to or realized by these individuals.  These amounts represent the aggregate grant date fair value for grants during the fiscal year, computed in accordance with applicable accounting rules (FASB ASC Topic 718), excluding the amount of estimated forfeitures.  For information regarding the assumptions used to calculate the grant date fair value, see Note 8 to the Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 2013.  The grant date fair value for the performance-based stock appreciation rights granted on December 11, 2013, is $0.77 per share, and assumes an estimate of performance of 100% probability.  The grant date fair value for the performance-based restricted stock units granted on December 11, 2013, is $1.15 per share, and assumes an estimate of performance of 100% probability.

(3)         The All Other Compensation amount for Mr. Hansen for 2013 represents $12,750 in Company matching contributions to our 401(k) plan and $6,301 in group term life insurance premiums paid by the Company.    The All Other Compensation amount for Mr. Hansen for 2012 represents $12,500 in Company matching contributions to our 401(k) plan, $2,685 for the cost of a full physical exam and $4,947 in group term life insurance premiums paid by the Company.    The All Other Compensation amount for Mr. Hansen for 2011 represents $12,250 in Company matching contributions to our 401(k) plan and $1,294 in group term life insurance premiums paid by the Company.

(4)         The All Other Compensation amount for Mr. Chaput for 2013 represents $12,750 in Company matching contributions to our 401(k) plan and $2,735 in group term life insurance premiums paid by the Company.    The All Other Compensation amount for Mr. Chaput for 2012 represents $12,500 in Company matching contributions to our 401(k) plan, $2,809 for the cost of a full physical exam and $2,558 in group term life insurance premiums paid by the Company.    The All Other Compensation amount for Mr. Chaput for 2011 represents $12,196 in Company matching contributions to our 401(k) plan and $1,294 in group term life insurance premiums paid by the Company.

(5)         The All Other Compensation amount for Mr. Pennington for 2013 represents $11,600 in Company matching contributions to our 401(k) plan, $2,685 for the cost of a full physical exam and $3,861 in group term life insurance premiums paid by the Company.  The All Other Compensation amount for Mr. Pennington for 2012 represents $11,470 in Company matching contributions to our 401(k) plan and $2,934 in group term life insurance premiums paid by the Company.  The All Other Compensation amount for Mr. Pennington for 2011 represents $12,250 in Company matching contributions to our 401(k) plan and $2,419 in group term life insurance premiums paid by the Company.

(6)         The all other compensation amount for Mr. Roswell for 2013 represents $12,750 in company matching contributions to our 401(k) plan and $2,333 in group term life insurance premiums paid by the company. The all other compensation amount for Mr. Roswell for 2012 represents $12,500 in company matching contributions to our 401(k) plan, $2,550 for the cost of a full physical exam and $2,271 in group term life insurance premiums paid by the company.    The all other compensation amount for Mr. Roswell for 2011 represents $12,250 in company matching contributions to our 401(k) plan and $769 in group term life insurance premiums paid by the company.

(7)         The All Other Compensation amount for Mr. Shumway for 2013 represents $12,750 in Company matching contributions to our 401(k) plan and $2,308 in group term life insurance premiums paid by the Company.    The All Other Compensation amount for Mr. Shumway for 2012 represents $12,422 in Company matching contributions to our 401(k) plan, $2,930 for the cost of a full physical exam and $2,280 in group term life insurance premiums paid by the Company.    The All Other Compensation amount for Mr. Shumway for 2011 represents $12,250 in Company matching contributions to our 401(k) plan and $1,136 in group term life insurance premiums paid by the Company.

GRANTS OF PLAN-BASED AWARDS

The following table summarizes certain information regarding grants made to each our named executive officers during 2013.

Name	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards (1) Target (#)		All Other Stock Awards: Number of Shares or Stock or Units (1) (#)		Exercise or Base Price of Option/SAR Awards (2) ($/Sh)	Grant Date Fair Value of Stock and Option/SAR Awards (3) ($)
Bruce D. Hansen	9/7/2013	245,536	(4)	—		—	$412,500
	12/11/2013	56,003	(5)	—		$1.15	$43,166
	12/11/2013	56,004	(6)	—		1.15	$44,337
	12/11/2013	18,481	(7)	—		—	$21,253
	12/11/2013	18,481	(8)	—		—	$21,253
	12/11/2013	—		73,925	(9)	—	$85,013

David A. Chaput	9/7/2013	93,065	(4)	—		$—	$156,349
	12/11/2013	28,002	(5)	—		$1.15	$21,584
	12/11/2013	28,002	(6)	—		1.15	$22,169
	12/11/2013	9,240	(7)	—		—	$10,626
	12/11/2013	9,241	(8)	—		—	$10,627
	12/11/2013	—		36,962	(9)		$42,506

Robert I. Pennington	9/7/2013	88,393	(4)	—		—	$148,500
	12/11/2013	28,002	(5)	—		1.15	$21,584
	12/11/2013	28,002	(6)	—		1.15	$22,169
	12/11/2013	9,240	(7)	—		—	$10,626
	12/11/2013	9,241	(8)			—	$10,627
	12/11/2013	—		36,962	(9)	—	$42,506

R. Scott Roswell	9/7/2013	74,613	(4)	—		—	$125,350
	12/11/2013	20,365	(5)	—		1.15	$15,697
	12/11/2013	20,365	(6)	—		1.15	$16,123
	12/11/2013	6,720	(7)	—		—	$7,728
	12/11/2013	6,721	(8)	—		—	$7,729
	12/11/2013	—		26,882	(9)	—	30,914

Lee M. Shumway	9/7/2013	69,747	(4)	—		—	$117,175
	12/11/2013	20,365	(5)	—		1.15	$15,697
	12/11/2013	20,365	(6)	—		1.15	$16,123
	12/11/2013	6,720	(7)	—		—	$7,728
	12/11/2013	6,721	(8)	—		—	$7,729
	12/11/2013	—		26,882	(9)	—	30,914

(1)         Awards have been made under the General Moly, Inc. 2006 Equity Incentive Plan.

(2)        The exercise or base price for the stock appreciation rights is determined by the closing market price per share on the day of grant.

(3)         The grant date fair value is calculated as of the grant date under FASB Topic 718, excluding the effect of estimated forfeitures and based upon the probable outcome of 100% for performance-based awards.

(4)         Represents performance-based restricted stock units scheduled to vest at the earlier of a financing plan for the Mt. Hope Project approved by the Board of Directors, a Change of Control (as defined in the employment or change of control agreements between the Company and each of our executive officers); involuntary termination (absent cause); or January 15, 2015 (the “Vesting Date”).

(5)         Represents performance-based stock appreciation rights (SARs) scheduled to vest 100% upon commencement of commercial production at the Mt. Hope Project, subject to continuous employment.

(6)         Represents performance-based stock appreciation rights (SARs) scheduled to vest 100% one year following the commencement of commercial production at the Mt. Hope Project, subject to continuous employment.

(7)         Represents performance-based restricted stock units scheduled to vest 100% upon commencement of commercial production at the Mt. Hope Project, subject to continuous employment.

(8)         Represents performance-based restricted stock units scheduled to vest 100% one year following the commencement of commercial production at the Mt. Hope Project, subject to continuous employment.

(9)         Represents time-based restricted stock units scheduled to vest one-third on December 11, 2014, one-third on December 11, 2015 and one-third on December 11, 2016, subject to continuous employment.

We believe that stock-based incentive awards ensure that our executive officers have a continuing stake in our long-term success, which will enable us to transition from a development stage company to an operating company.  We focus on creating long-term value for our stockholders by aligning the financial interests of our executive officers with those of our stockholders, since the price of our stock is the principal factor in stockholder value over time.

Historically, we have issued stock options, stock appreciation rights, restricted stock and restricted stock unit awards to our executive officers and key employees under our equity incentive plans.  See “Equity Compensation Plan Information.”  The purpose of the 2006 Plan is to provide us with a greater ability to attract, retain, and motivate our officers, directors and key employees.

Our 2006 Plan provides for the grant of incentive stock options, nonstatutory stock options, restricted stock awards, restricted stock units and stock appreciation rights, which may be granted to our employees (including officers), directors and consultants.  Each award is subject to an agreement between the Company and the recipient of the grant reflecting the terms and conditions of the award.  Subject to the terms of the 2006 Plan, the Compensation Committee establishes grant dates, the numbers and types of stock awards to be granted and the terms and conditions of the stock awards, including the period of their exercisability and vesting.  The Compensation Committee, in accordance with the 2006 Plan, sets the option exercise price, and, if applicable, the strike price for stock appreciation rights, in each case based on the closing price of the Company’s common stock on the date of the grant.

Compensation Arrangements and Employment Agreements

The material terms of our NEOs annual compensation, including base salaries, cash incentive awards, our equity granting practices and employment, change in control and stay bonus agreements are described in our “Compensation Discussion and Analysis” and “Employment Agreements” sections of this proxy statement.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2013

The following table provides information with respect to outstanding stock options/SARs, restricted stock awards and restricted stock units held by our named executive officers as of December 31, 2013.

	OPTION/SAR AWARDS							STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options/SARs (1) (#) Exercisable		Number of Securities Underlying Unexercised Options/SARs (1) (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options/SARs (1) (#)		Option /SAR Exercise Price (2)	Option /SAR Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (1) (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Bruce D. Hansen	66,666	(3)					2/27/2015
						$0.76
	66,667	(3)				$0.76	2/27/2016
	66,667	(3)				$0.76	2/27/2017
				90,000	(4)	$5.49	9/1/2021
											30,000	(4)	$40,200
				140,000	(6)	$3.28	9/1/2021
								16,667	(5)	$22,334
											50,000	(6)	$67,000
				56,003	(8)	$3.72	9/1/2021
				56,004	(9)	$3.72	9/1/2022
								24,642	(7)	$32,996
								24,642	(7)	$32,996
											18,481	(8)	$24,765
											18,481	(9)	$24,765
											245,536	(10)	$329,018
				56,003	(12)	3.72	9/1/2021
				56,004	(13)	3.72	9/1/2022
								24,641	(11)	$33,019
								24,642	(11)	$33,020
								24,642	(11)	$33,020
											18,481	(12)	$24,765
											18,481	(13)	$24,765

David A. Chaput
				150,000	(14)	$6.40	4/24/2017
	26,666	(14)				$0.76	2/27/2015
	26,667	(14)				$0.76	2/27/2016
	26,667	(14)				$0.76	2/27/2017
				40,000	(4)	$5.49	9/1/2021
											13,500	(4)	$18,090
				60,000	(6)	$3.28	9/1/2021
								7,334	(15)	$9,828
											22,000	(6)	$29,480
				28,002	(8)	$3.72	9/1/2021
				28,002	(9)	$3.72	9/1/2022
								12,321	(16)	$16,510
								12,321	(16)	$16,510
											9,240	(8)	$12,382
											9,241	(9)	$12,383
											93,065	(10)	$124,707
				28,002	(12)	$3.72	9/1/2021
				28,002	(13)	$3.72	9/1/2022
								12,320	(11)	$16,509
								12,321	(11)	$16,510
								12,321	(11)	$16,510
											9,240	(12)	$12,382
											9,241	(13)	$12,383

	OPTION/SAR AWARDS							STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options/SARs (1) (#) Exercisable		Number of Securities Underlying Unexercised Options/SARs (1) (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options/SARs (1) (#)		Option /SAR Exercise Price (2)	Option /SAR Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (1) (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Robert I. Pennington
	50,000	(17)				$7.98	10/19/2014
	26,666	(17)				$0.96	2/5/2015
	26,667	(17)				$0.96	2/5/2016
	26,667	(17)				$0.96	2/5/2017
				40,000	(4)	$5.49	9/1/2021
												145,000	(18)	$194,300
												13,500	(4)	$18,090
				60,000	(6)	$3.28	9/1/2021
								7,334	(15)		$9,828
												22,000	(6)	$29,480
				28,002	(8)	$3.72	5/15/2021
				28,002	(9)	$3.72	5/15/2022
								12,321	(16)		$16,510
								12,321	(16)		$16,510
												9,240	(8)	$12,382
												9,241	(9)	$12,382
												88,393	(10)	$118,447
				28,002	(12)	$3.72	5/15/2021
				28,002	(13)	$3.72	5/15/2022
								12,320	(11)		$16,509
								12,321	(11)		$16,510
								12,321	(11)		$16,510
												9,240	(12)	$12,382
												9,241	(13)	$12,382

R. Scott Roswell
				27,000	(4)	$5.49	9/1/2021
												9,000	(4)	$12,060
				43,000	(6)	$3.28	9/1/2021
								4,667	(19)		$6,254
												14,000	(6)	$18,760
				20,365	(8)	$3.72	5/15/2021
				20,365	(9)	$3.72	5/15/2022
								8,961	(20)		$12,008
								8,961	(20)		$12,008
												6,720	(8)	$9,005
												6,721	(9)	$9,006
												74,613	(10)	$99,981
				20,365	(12)	$3.72	5/15/2021
				20,365	(13)	$3.72	5/15/2022
								8,960	(11)		$12,006
								8,961	(11)		$12,008
								8,961	(11)		$12,008
												6,720	(12)	$9,005
												6,721	(13)	$9,006

Lee M. Shumway
	50,000	(21)				$10.57	11/26/2014
	3,256	(21)				$4.35	10/1/2014
	3,257	(21)				$4.35	10/1/2015
	3,257	(21)				$4.35	10/1/2016
				27,000	(4)	$5.49	9/1/2021
												9,000	(4)	$36,090
				43,000	(6)	$3.28	9/1/2021
								4,667	(19)		$18,715
												14,000	(6)	$56,140
				20,365	(8)	$3.72	9/1/2021
				20,365	(9)	$3.72	9/1/2022
								8,961	(20)		$35,934
								8,961	(20)		$35,934
												6,720	(8)	$26,947
												6,721	(9)	$26,951

												69,747	(10)	$56,140
				20,365	(12)	$3.72	9/1/2021
				20,365	(13)	$3.72	9/1/2022
								8,960	(11)	$
								8,961	(11)	$
								8,961	(11)	$
												6,720	(12)	$26,947
												6,721	(13)	$26,951

(1)       All of the awards were made under the 2006 Plan.

(2)       The option/SAR exercise price is the closing market price of the stock on the day of the grant.

(3)       Option granted on January 30, 2007 with shares vested on January 30, 2008.  SARs were granted on February 27, 2009, with 66,666 vested on February 27, 2010, 66,667 vested on February 27, 2011, and 66,667 vested on February 27, 2012.  Restricted stock units were granted on December 16, 2010 and vested on December 16, 2013, subject to continuous employment.

(4)       Performance SARs and restricted stock units were granted on December 16, 2010 and are scheduled to vest at the commencement of commercial production at the Mt. Hope Mine, subject to continuous employment.  The market value of the restricted stock units was determined by multiplying the closing market price of a share of our common stock on December 31, 2013 of $1.34 by the number of shares granted, which assumes that all performance goals for the shares are achieved.  The SARs expire on the earliest of termination of service, the 5th anniversary of the vesting date, the 10th anniversary of the date of grant, or in the event of a change in control.

(5)       Restricted stock units were granted on December 15, 2011 and are scheduled to vest 16,667 units on December 15, 2014.  The market value of the restricted stock units was determined by multiplying the closing market price of a share of our common stock on December 31, 2013 of $1.34 by the number of shares granted.

(6)       Performance SARs and restricted stock units were granted on December 15, 2011 and are scheduled to vest at the commencement of commercial production at the Mt. Hope Mine, subject to continuous employment.  The market value of the restricted stock units was determined by multiplying the closing market price of a share of our common stock on December 31, 2013 of $1.34 by the number of shares granted, which assumes that all performance goals for the shares are achieved.  The SARs expire on the earliest of termination of service, the 5th anniversary of the vesting date, the 10th anniversary of the date of grant, or in the event of a change in control.

(7)       Restricted stock units were granted on December 12, 2012 and are scheduled to vest 24,642 shares on December 12, 2014 and 24,642 shares on December 12, 2015.  The market value of the restricted stock units was determined by multiplying the closing market price of a share of our common stock on December 31, 2013 of $1.34 by the number of shares granted.

(8)       Performance SARs and restricted stock units were granted on December 12, 2012 and are scheduled to vest at the commencement of commercial production at the Mt. Hope Mine, subject to continuous employment.  The market value of the restricted stock units was determined by multiplying the closing market price of a share of our common stock on December 31, 2013 of $1.34 by the number of shares granted, which assumes that all performance goals for the shares are achieved.  The SARs expire on the earliest of termination of service, the 5th anniversary of the vesting date, the 10th anniversary of the date of grant, or in the event of a change in control.

(9)       Performance SARs and restricted stock units were granted on December 12, 2012 and are scheduled to vest one year following the commencement of commercial production at the Mt. Hope Mine, subject to continuous employment.  The market value of the restricted stock units was determined by multiplying the closing market price of a share of our common stock on December 31, 2013 of $1.34 by the number of shares granted, which assumes that all performance goals for the shares are achieved.  The SARs expire on the earliest of termination of service, the 5th anniversary of the vesting date, the 10th anniversary of the date of grant, or in the event of a change in control.

(10)    Performance restricted stock units were granted on September 7, 2013 and are scheduled to vest at the earlier of a financing plan for the Mt. Hope Project approved by the Board of Directors, a Change of Control (as defined in the employment or change of control agreements between the Company and each of our executive officers); involuntary termination (absent cause); or January 15, 2015 (the “Vesting Date”).  The market value of the restricted stock units was determined by multiplying the closing market price of a share of our common stock on December 31, 2013 of $1.34 by the number of shares granted, which assumes that all performance goals for the shares are achieved.

(11)    Restricted stock units were granted on December 11, 2013 and are scheduled to vest one-third on December 12, 2014, one-third on December 12, 2015, one-third on December 11, 2013.  The market value of the restricted stock units was determined by multiplying the closing market price of a share of our common stock on December 31, 2013 of $1.34 by the number of shares granted.

(12)    Performance SARs and restricted stock units were granted on December 11, 2013 and are scheduled to vest at the commencement of commercial production at the Mt. Hope Mine, subject to continuous employment.  The market value of the restricted stock units was determined by multiplying the closing market price of a share of our common stock on December 31, 2013 of $1.34 by the number of shares granted, which assumes that all performance goals for the shares are achieved.  The SARs expire on the earliest of termination of service, the 5th anniversary of the vesting date, the 10th anniversary of the date of grant, or in the event of a change in control.

(13)    Performance SARs and restricted stock units were granted on December 11, 2013 and are scheduled to vest one year following the commencement of commercial production at the Mt. Hope Mine, subject to continuous employment.  The market value of the restricted stock units was determined by multiplying the closing market price of a share of our common stock on December 31, 2013 of $1.34 by the number of shares granted, which assumes that all performance goals for the shares are achieved.  The SARs expire on the earliest of termination of service, the 5th anniversary of the vesting date, the 10th anniversary of the date of grant, or in the event of a change in control.

(14)  Option granted on April 25, 2007 with 150,000 shares scheduled to vest upon the completion of equity or debt financing which raises sufficient funds to commence production at the Mt. Hope Project and to cover costs and expenditures during the construction period.  The option will expire five years after the vesting date, but in no event later than the tenth anniversary of the date of grant, April 25, 2017.  SARs were granted on February 27, 2009, with 26,666 vested on February 27, 2010, 26,667 vested on February 27, 2011 and 26,667 vested on February 27, 2012.

(15)    Restricted stock units were granted on December 15, 2011 and are scheduled to vest 7,334 units on December 15, 2014, subject to continuous employment.  The market value of the restricted stock units was determined by multiplying the closing market price of a share of our common stock on December 31, 2013 of $1.34 by the number of shares granted.

(16)    Restricted stock units were granted on December 12, 2012 and are scheduled to vest 12,321 shares on December 12, 2014 and 12,321 shares on December 12, 2015.  The market value of the restricted stock units was determined by multiplying the closing market price of a share of our common stock on December 31, 2013 of $1.34 by the number of shares granted.

(17)    Option granted on October 19, 2007 with 50,000 shares vested on October 19, 2009.  SARs were granted on February 5, 2009, with 26,666 vested on February 5, 2010, 26,667 vested on February 5, 2011 and 26,667 vested on February 5, 2012.

(18)    An award of 165,000 shares of restricted stock was granted on October 19, 2007.  During 2008, 10,000 shares of restricted stock vested upon satisfaction of the engineering and procurement phase 1 goal.  During 2009, 10,000 shares of restricted stock vested upon satisfaction of the engineering and procurement phase 2 goal.  The remaining shares are scheduled to vest based upon the achievement of designated performance goals.  In addition, 30,000 shares will vest upon attainment of the construction completion goal, 30,000 shares will vest upon satisfying the cost of contracted construction goal, 35,000 shares (17,500 each) will vest upon satisfying the commissioning phase 1 and phase 2 goals and the remaining 50,000 shares will vest based upon satisfying the specified production goal within six months of initial start-up.  The Company may adjust the timing of completion of the goals to accommodate changes in the schedule as a result of environmental permitting or financial considerations.  The market value of the stock award was determined by multiplying the closing market price of a share of our common stock on December 31, 2013 of $1.34 by 145,000 shares, which assumes that all performance goals for the shares are achieved.

(19)    Restricted stock units were granted on December 15, 2011 and are scheduled to vest 4,667 units on December 15, 2014, subject to continuous employment.  The market value of the restricted stock units was determined by multiplying the closing market price of a share of our common stock on December 31, 2013 of $1.34 by the number of shares granted.

(20)    Restricted stock units were granted on December 12, 2012 and are scheduled to vest 8,961 shares on December 12, 2014 and 8,961 shares on December 12, 2015.  The market value of the restricted stock units was determined by multiplying the closing market price of a share of our common stock on December 31, 2013 of $1.34 by the number of shares granted.

(21)    Option granted on November 26, 2007 with 50,000 shares vested on November 26, 2009.  SARs were granted on November 1, 2008, with 3,256 SARs vested on November 1, 2009, 3,257 SARs vested on November 1, 2010, and 3,257 SARs vested on November 1, 2011.

OPTION/SAR EXERCISES AND STOCK VESTED DURING 2013

	OPTION/SAR AWARDS		STOCK AWARDS
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (1) ($)
Bruce D. Hansen	35,971	$44,964	24,641	$26,612
	214,029	$267,536	16,667	$19,167
			10,000	11,800
David A. Chaput	—	—	12,320	$13,306
			7,333	$8,433
			4,500	5,310
Robert I. Pennington	—	—	12,320	$13,306
			7,333	$8,433
			4,500	5,310
R. Scott Roswell	—	—	16,667	$27,501
			8,960	$9,677
			4,667	5,367
			3,000	$3,540
Lee M. Shumway	—	—	8,960	$9,677
			4,667	5,367
			3,000	$3,540

(1)         Amount reported represents the closing price of our common stock, as reported on the NYSE MKT, on each vesting date, multiplied by the number of shares vested.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Potential payments upon termination or change in control for Mr. Hansen, Mr. Chaput, Mr. Pennington, Mr. Roswell, and Mr. Shumway are set forth in their respective employment agreements or offer letter agreements and change of control agreements, described below.

In the event of a change in control as defined in our 2006 Plan, all outstanding options and other stock awards under the plans may be assumed, continued or substituted by any surviving or acquiring entity.  If the surviving or acquiring entity elects not to assume, continue or substitute the awards, the vesting of such awards held by award holders whose service with us or any of our affiliates has not terminated will be accelerated, the awards will be fully vested and exercisable immediately prior to the consummation of the transaction and the stock awards will automatically terminate upon consummation of the transaction if not exercised prior to such event.

Employment Agreements and Stay Agreements

The following is a summary of the employment agreements or offer letter agreements and change of control agreements that were in effect between us and each of our named executive officers during the last fiscal year.  For information regarding the employment agreements for Messrs. Hansen, Chaput, and Pennington and the change of control severance, confidentiality and non-solicitation agreements for Messrs. Roswell, and Shumway, see “Compensation Discussion and Analysis—Employment and Change of Control Agreements.”

Bruce D. Hansen.  On January 30, 2007, we entered into an employment agreement with Mr. Hansen to serve as our Chief Executive Officer for a term of three years.  Mr. Hansen’s agreement was subsequently amended and restated effective January 1, 2012, to extend the term of the agreement to terminate automatically on the earlier of (1) the one-year anniversary of the date on which the Company achieves Commercial Production (as such term is defined in the Amended and Restated Limited Liability Agreement of Eureka Moly, LLC dated February 26, 2008) and (2) December 31, 2015; and to eliminate the single-trigger change of control arrangement.  The following is a description of the terms of his agreement, as in effect on December 31, 2013.

Under this agreement, Mr. Hansen was paid an annual base salary of $350,000 in 2007, subject to annual review and adjustment by the Board.  Currently, under the terms of the agreement, as amended, Mr. Hansen’s base salary is $550,000, which has been temporarily reduced to $412,500 as discussed in the next paragraph.  Mr. Hansen is eligible to receive a discretionary cash incentive payment in an amount, if any, as determined by the Board from time to time.  Upon the completion of an equity or debt financing that raises sufficient capital to commence production at the Mt. Hope Project, Mr. Hansen remains entitled to a cash payment of $1,000,000.  If a “change of control” occurs and the Company (or its successor) terminates the employment of Mr. Hansen without cause during the one-year period following the close of the change of control event (a double-trigger arrangement) or Mr. Hansen terminates his employment for good reason, which includes a material diminution of his duties or compensation, geographic relocation; a direction to violate local, state or federal law; or a failure of the Company to pay base compensation in a timely manner, Mr. Hansen would be entitled to receive a payment equal to three years of annual base salary (determined by applying his base salary immediately preceding the implementation of the salary reduction), one year target annual incentive compensation, and full vesting of all outstanding unvested stock-based equity awards, if not otherwise accelerated under the provisions of a “change of control” in the Company’s Equity Incentive Plan.  In addition, he will be paid the cash incentive award of $1,000,000 for major financing if it has not previously been paid.  In the event the Company terminated Mr. Hansen’s employment without cause, independent of a “change of control”, Mr. Hansen would be entitled to any base salary earned but not yet paid and a severance payment in an amount equal to two years of his annual base salary (determined by applying his base salary immediately preceding the implementation of the salary reduction).  If Mr. Hansen terminated his employment for “good reason” as described above, independent of a “change of control”, Mr. Hansen would be entitled to any base salary earned but not yet paid and a severance payment in an amount equal to one year of his annual base salary (determined by applying his base salary immediately preceding the implementation of the salary reduction).  Each of the described severance payments is subject to execution of a binding termination release and confidentiality, non-competition, and non-solicitation covenants.

On September 7, 2013 we entered into a Salary Reduction and Stay Incentive Agreement (“Stay Agreement”) with Mr. Hansen.  With the Stay Agreement, Mr. Hansen and the Company agreed to reduce Mr. Hansen’s base salary to $412,500 for the term of the Stay Agreement, and provided for a Stay Incentive Award of $412,500 and a Restricted Stock Unit (“RSU”) award of 245,536 RSUs if Mr. Hansen remains continuously employed through the End Date, as defined therein.  The Stay Agreement will end on the earliest to occur of a financing plan for the Mt. Hope Project approved by the Board of Directors; a Change of Control (as defined in Mr. Hansen’s employment agreement; involuntary termination (absent cause); or January 15, 2015.

David A. Chaput.  On April 25, 2007, we entered into the three-year employment agreement with David A. Chaput pursuant to which Mr. Chaput serves as our Chief Financial Officer. Effective January 1, 2012, the agreement was amended and restated to extend the term of the agreement to terminate automatically on the earlier of (1) the one-year anniversary of the date on which the Company achieves Commercial Production (as such term is defined in the Amended and Restated Limited Liability Agreement of Eureka Moly, LLC dated February 26, 2008) and (2) December 31, 2015; and to eliminate the single-trigger change of control arrangement.  The following is a description of the terms of his agreement, as in effect on December 31, 2013.

Under this agreement, Mr. Chaput was paid an annual base salary of $225,000 per year in 2007, subject to annual review and adjustment by the Board.  Currently, under the terms of the agreement, as amended, Mr. Chaput’s base salary is $312,700, which has been temporarily reduced to $250,160 as discussed in the next paragraph. In addition, the agreement provides for other cash incentive payments as our Board may determine from time to time.  In accordance with the agreement, Mr. Chaput received an option to purchase 400,000 shares of common stock under the 2006 Plan, 150,000  of which expired in 2012, 100,000 of which expired in 2013 and 150,000 of which are scheduled to vest upon completion of a financing which raises sufficient capital to commence production of the Mt. Hope Project.  Mr. Chaput will also receive a cash payment of $400,000 within 45 days of the completion of a financing which raises sufficient capital to commence production at the Mt. Hope Project.  If a “change of control” occur occurs and the Company (or its successor) terminates the employment of Mr. Chaput without cause during the one-year period following the close of the change of control event (a double-trigger arrangement) or Mr. Chaput terminates his employment for good reason, which includes a material diminution of his duties or compensation, geographic relocation; a direction to violate local, state or federal law; or a failure of the Company to pay base compensation in a timely manner, Mr. Chaput would be entitled to receive a payment equal to three years of annual base salary (determined by applying his base salary immediately preceding the implementation of the salary reduction), one year target annual incentive compensation, and full vesting of all outstanding unvested stock-based equity awards, if not otherwise accelerated under the provisions of a “change of control” in the Company’s Equity Incentive Plan. In addition, he will be paid the cash incentive award of $400,000 for major financing if it has not previously been paid.  In the event the Company terminated Mr. Chaput’s employment without cause, independent of a “change of control”, Mr. Chaput would be entitled to any base salary earned but not yet paid and a severance payment in an amount equal to two years of his annual base salary (determined by applying his base salary immediately preceding the implementation of the salary reduction).  If Mr. Chaput terminated his employment for “good reason,” as described above, which includes a substantial diminution of Mr. Chaput’s duties; a direction to Mr. Chaput that would violate local, state or federal law, or a failure by the Company to pay Mr. Chaput’s base salary, independent of a “changed of control”, Mr. Chaput would be entitled to any base salary earned but not yet paid and a severance payment in an amount equal to one year of his annual base salary (determined by applying his base salary immediately preceding the implementation of the salary reduction).  Each of the described severance payments is subject to execution of a binding termination release and confidentiality, non-competition, and non-solicitation covenants.

On September 7, 2013 we entered into a Salary Reduction and Stay Incentive Agreement (“Stay Agreement”) with Mr. Chaput.  With the Stay Agreement, Mr. Chaput and the Company agreed to reduce Mr. Chaput’s base salary to $250,160 for the term of the Stay Agreement, and provided for a Stay Incentive Award of $156,350 and a Restricted Stock Unit (“RSU”) award of 93,065 RSUs if Mr. Chaput remains continuously employed through the End Date, as defined therein.  The Stay Agreement will end on the earliest to occur of a financing plan for the Mt. Hope Project approved by the Board of Directors; a Change of Control (as defined in Mr. Chaput’s employment agreement; involuntary termination (absent cause); or January 15, 2015.

Robert I. Pennington.  On October 5, 2007, we entered into an offer letter agreement with Robert I. Pennington pursuant to which Mr. Pennington served as our Vice President of Engineering and Construction and was named our Chief Operating Officer in January 2012.  Pursuant to the terms of this agreement, as amended, Mr. Pennington was paid a base salary of $200,000 per year in 2007, plus eligibility for a performance based annual incentive award.  Mr. Pennington’s base salary was subsequently increased and currently is $297,000, which has been temporarily reduced to $237,600 as discussed in the next paragraph.  Mr. Pennington received an option to purchase 150,000 shares of common stock under the 2006 Plan, all of which are fully vested.  In addition, Mr. Pennington is also eligible to receive up to 165,000 shares of restricted common stock upon reaching certain pre-determined goals relating to the Mt. Hope Project, of which 20,000 shares of the restricted common stock have been issued to Mr. Pennington.  In January 2012, we entered into a Change of Control Severance, Confidentiality and Non-Solicitation Agreement, which was superseded by an Employment Agreement entered into with Mr. Pennington effective December 12, 2012 to which the term of the agreement will terminate automatically on the earlier of (1) the one-year anniversary of the date on which the Company achieves Commercial Production (as such term is defined in the Amended and Restated Limited Liability Agreement of Eureka Moly, LLC dated February 26, 2008) and (2) December 31, 2016.  The following is a description of the terms of his agreement, as in effect on December 31, 2013.  If a “change of control” occurs and the Company (or its successor) terminates the employment of Mr. Pennington without cause during the one-year period following the close of the change of control event (a double-trigger arrangement) or Mr. Pennington terminates his employment for good reason, which includes a material diminution of his duties or compensation; geographic relocation; a direction to violate local, state or federal law; or a failure of the Company to pay base compensation in a timely manner, Mr. Pennington would be entitled to receive a payment equal to three years of annual base salary (determined by applying his base salary immediately preceding the implementation of the salary reduction), one year target annual incentive compensation, and full vesting of all outstanding unvested stock-based equity awards, if not otherwise accelerated under the provisions of a “change of control” in the Company’s Equity Incentive Plan. In the event the Company terminated Mr. Pennington’s employment without cause, independent of a “change of control”, Mr. Pennington would be entitled to any base salary earned but not yet paid and a severance payment in an amount equal to two years of his annual base salary (determined by applying his base salary immediately preceding the implementation of the salary reduction).  If Mr. Pennington terminated his employment for “good reason,” as described above, Mr. Pennington would be entitled to any base salary earned but not yet paid and a severance payment in an amount equal to one year of his annual base salary (determined by applying his base salary immediately preceding the implementation of the salary reduction).  Each of the described severance payments is subject to execution of a binding termination release and confidentiality, non-competition, and non-solicitation covenants.

On September 7, 2013 we entered into a Salary Reduction and Stay Incentive Agreement (“Stay Agreement”) with Mr. Pennington.  With the Stay Agreement, Mr. Pennington and the Company agreed to reduce Mr. Pennington’s base salary to $237,600 for the term of the Stay Agreement, and provided for a Stay Incentive Award of $148,500 and a Restricted Stock Unit (“RSU”) award of 88,393 RSUs if Mr. Pennington remains continuously employed through the End Date, as defined therein.  The Stay Agreement will end on the earliest to occur of a financing plan for the Mt. Hope Project approved by the Board of Directors; a Change of Control (as defined in Mr. Pennington’s employment agreement; involuntary termination (absent cause); or January 15, 2015.

R. Scott Roswell.  On August 17, 2010, we entered into an offer letter agreement with R. Scott Roswell pursuant to which Mr. Roswell serves as our Corporate Counsel and Vice President of Human Resources.  Pursuant to the terms of this agreement, Mr. Roswell was paid a base salary of $225,000 in 2010, plus eligibility for a performance based annual incentive award.  Mr. Roswell’s base salary was subsequently increased and currently is $250,700, which has been temporarily reduced to $213,095 in connection with our cost reduction program.  Mr. Roswell received an award of 50,000 RSUs under the 2006 Plan and a RSU agreement, pursuant to which 1/3 of the RSUs will vest equally on the first, second, and third anniversary of the grant date, so long as Mr. Roswell is an employee of the Company on the vesting date.  On January 1, 2012, we entered into a Change of Control Severance, Confidentiality and Non-Solicitation Agreement with Mr. Roswell, which includes the same definition of change of control as the agreements for Messrs. Hansen, Chaput and Pennington.  Generally, if a change of control occurs on or before the date upon which the Company achieves Commercial Production (as such term is defined in the Amended and Restated Limited Liability Agreement of Eureka Moly, LLC dated February 26, 2008) and as a result of the closing of the change of control, or during the one-year period immediately following the closing of the change of control, the Company (or its successor) terminates the employment of Mr. Roswell without cause (a double-trigger arrangement) or Mr. Roswell terminates employment for good reason, which includes a material diminution of his duties or compensation; geographic relocation; direction to Mr. Roswell that would violate local, state, or federal law; or, failure of the Company to pay base compensation in a timely manner, Mr. Roswell will be entitled to a lump sum severance payment.  The severance payment is subject to execution of a binding termination release agreement and confidentiality and non-solicitation covenants.  The amount of the severance payment will be equal to two times Mr. Roswell’s annual base salary (determined by applying his base salary immediately preceding the implementation of the salary reduction) plus 100% of his target annual incentive award for one year, if any, and vesting of all outstanding stock-based equity awards, if not otherwise accelerated under the provision of a change of control in the Company’s Equity Incentive Plan.

On September 7, 2013 we entered into a Stay Incentive Agreement with Mr. Roswell.  With the Agreement, Mr. Roswell and the Company agreed to provide a Stay Incentive Award of $125,350 and Restricted Stock Unit (“RSU”) Award of 74,613 RSUs if Mr. Roswell remains continuously employed through the End Date, as defined therein.  The Stay Agreement will end on the earliest to occur of a financing plan for the Mt. Hope Project approved by the Board of Directors, a Change of Control (as defined in Mr. Roswell’s Change of Control, Severance, Confidentiality and Non-Solicitation Agreement; involuntary termination (absent cause); or January 15, 2015.

Lee M. Shumway.  On November 6, 2007, we entered into an offer letter agreement with Lee M. Shumway pursuant to which Mr. Shumway initially served as the Director of Business Process/Information Technology.  Mr. Shumway now serves as our Controller and Treasurer.  Pursuant to the terms of this agreement, Mr. Shumway was paid a base salary of $165,000 in 2007.  Mr. Shumway’s base salary was subsequently increased and currently is $234,500, which has been temporarily reduced to $199,198  in connection with our cost reduction program.  Mr. Shumway’s offer letter agreement also provided Mr. Shumway an option to purchase 100,000 shares of common stock under the 2006 Plan, all of which are fully vested.  On January 1, 2012, we entered into a Change of Control Severance, Confidentiality and Non-Solicitation Agreement with Mr. Shumway, which includes the same definition of change of control as the agreements for Messrs. Hansen, Chaput, Pennington and Roswell.  Generally, if a change of control occurs on or before the date upon which the Company achieves Commercial Production (as such term is defined in the Amended and Restated Limited Liability Agreement of Eureka Moly, LLC dated February 26, 2008) and as a result of the closing of the change of control, or during the one-year period immediately following the closing of the change of control, the Company (or its successor) terminates the employment of Mr. Shumway without cause (a double-trigger arrangement) or Mr. Shumway terminates employment for good reason, which includes a material diminution of his duties or compensation; geographic relocation; direction to Mr. Shumway that would violate local, state, or federal law; or, failure of the Company to pay base compensation in a timely manner, Mr. Shumway will be entitled to a lump sum severance payment.  The severance payment is subject to execution of a binding termination release agreement and confidentiality and non-solicitation covenants.  The amount of the severance payment will be equal to two times Mr. Shumway’s annual base salary (determined by applying his base salary immediately preceding the implementation of the salary reduction) plus 100% of his target annual incentive award for one year, if any, and vesting of all outstanding stock-based equity awards, if not otherwise accelerated under the provision of a change of control in the Company’s Equity Incentive Plan.

On September 7, 2013 we entered into a Stay Incentive Agreement with Mr. Shumway.  With the Agreement, Mr. Shumway and the Company agreed to provide a Stay Incentive Award of $117,175 and Restricted Stock Unit (“RSU”) Award of 69,747 RSUs if Mr. Shumway remains continuously employed through the End Date, as defined therein.  The Stay Agreement will end on the earliest to occur of a financing plan for the Mt. Hope Project approved by the Board of Directors, a Change of Control (as defined in Mr.

Shumway’s Change of Control, Severance, Confidentiality and Non-Solicitation Agreement; involuntary termination (absent cause); or January 15, 2015.

Change of Control — Employment Agreements

Generally, for purposes of the executive employment and change of control severance agreements, a change of control occurs if:

•                  Any single holder (or group acting in concert) acquires ownership of 50% or more of the outstanding common stock or combined voting power of the Company (under the present capitalization, outstanding stock and voting power are the same).  The following acquisitions are excluded:  (a) acquisition of shares from the Company; and (b) acquisition of shares by the Company or by any employee benefit plan sponsored by the Company; or

•                  There is a business combination (a merger, reorganization, etc.) involving the Company and another company unless substantially all of the holders who owned shares of the Company before the combination own more than half of the shares of the company resulting from the combination in substantially the proportion that they owned our shares and no one (including a group acting in concert) owns more than one-half of the resulting company.  In other words, generally, if we merged with another company and our stockholders owned more than one-half of the resulting company there would not be a change of control.  If they owned less than 50%, a change of control would have occurred; or

•                  The current (incumbent) members of the Company’s Board no longer constitute at least a majority of the Board; provided, however, that an individual that becomes a director whose election or nomination was approved by at least a majority of the directors serving on the incumbent Board is considered as though such individual was a member of the incumbent Board unless the individual assumed the office as a result of an actual or threatened election contest or solicitation of proxies or consents on the person’s behalf; or

•                  All or substantially all of our operating assets are sold to an unrelated party; or

•                  Our stockholders approve a liquidation or dissolution of the Company.

2006 Equity Incentive Plan

In general, under the terms of the 2006 Equity Incentive Plan, in the event of a change in control (as defined in each of the plans), outstanding awards will either be assumed or substituted by the surviving corporation or automatically become fully vested and exercisable for a limited period of time.

Severance and Change in Control Payments

The following is a summary of potential payments payable to our named executive officers upon termination of employment or a change in control of the Company under each circumstance assuming the event occurred on December 31, 2013.  Actual payments would be paid in a lump sum and may be more or less than the amounts described below.  In addition, the Company may enter into new arrangements or modify these arrangements, from time to time, as was done in September 2013.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL ON DECEMBER 31, 2013

The following are estimated payments that would be provided to each of our named executive officers in the event of termination of the named executive officer’s employment assuming a termination date of December 31, 2013.

Name	Base Salary	Incentive Award	Value of Accelerated Vesting of Equity Awards (1)
Bruce D. Hansen (2)
Termination without cause or for good reason as a result of a change of control	$1,650,000	$1,825,000	$743,992
Termination without cause unrelated to change of control	$1,100,000	412,500	329,018
Termination for good reason unrelated to change of control	$550,000	—	—
David A. Chaput (3)
Termination without cause or for good reason as a result of a change of control	$938,100	$712,700	$324,824
Termination without cause unrelated to change of control	$625,400	156,350	124,707
Termination for good reason unrelated to change of control	$312,700	—	—
Robert I. Pennington (4)
Termination without cause or for good reason as a result of a change of control	$891,000	$297,000	$512,863
Termination without cause unrelated to change of control	$594,000	148,500	118,447
Termination for good reason unrelated to change of control	$297,000	—	—
R. Scott Roswell (4)
Termination without cause or for good reason as a result of a change of control	$501,400	$250,700	$240,853
Termination without cause unrelated to change of control	$—	125,350	99,981
Lee M. Shumway (4)
Termination without cause or for good reason as a result of a change of control	$468,700	$234,350	$234,333
Termination without cause unrelated to change of control	$—	117,175	93,461

(1)         Amounts are based upon our closing stock price of $1.34 per share on December 31, 2013.  Amount includes the value of accelerated vesting of stock awards; accelerated vesting of SARs and accelerated vesting of stock options, to the extent the option exercise price exceeded the closing stock price of our common stock on December 31, 2013.  The amounts do not include potential exercise of vested stock options.  See the “Outstanding Equity Awards at December 31, 2013” table for information regarding vested stock options.

(2)         Includes a change of control payment equal to three times his base salary, 100% of his annual target incentive payment, and payment of his $1,000,000 major financing award to the extent not already paid.  In the event of his termination without cause he is entitled to a payment equal to two times his base salary.  In the event of his termination for good reason he is entitled to a payment equal to one times his base salary.

(3)         Includes a change of control payment equal to three times his base salary, 100% of his annual target incentive payment, and payment of his $400,000 major financing award to the extent not already paid.  In the event of his termination without cause he is entitled to a payment equal to two times his base salary.  In the event of his termination for good reason he is entitled to a payment equal to one times his base salary.

(4)         In the event of his termination without cause as a result of a change of control, or one year following the closing of the change of control, or election of termination for “good reason” he is entitled to two years of his base salary, 100% of his annual target incentive payment, and vesting of all of his outstanding stock awards.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2013 with respect to the shares of our common stock that may be issued under our equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights (a)	Weighted Average Exercise Price of Outstanding Options and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(c)
Equity compensation plans approved by security holders	2,641,652	$3.75	1,398,654	(1)
Total	2,641,652	$3.75	1,398,654

(1)                                 The aggregate number of shares of common stock that may be issued pursuant to awards granted under the 2006 Equity Incentive Plan cannot exceed 9,600,000, including the unissued shares available under the 2003 Plan.  Awards under the 2006 Plan may include incentive stock options, non-statutory stock options, restricted stock awards, restricted stock units and stock appreciation rights.  As of December 31, 2013, the number of shares of common stock that remained available for issuance under the 2006 Plan was 1,398,654 shares.

DIRECTOR COMPENSATION

The following table lists compensation information for fiscal 2013 for our directors and our secretary who were not employees.  Mr. Hansen, who is also our Chief Executive Officer, does not receive any separate compensation for his service as a director.  Mr. Hansen’s compensation is fully reflected in the Summary Compensation Table and, as appropriate, in the other tables above.

On the recommendation of the Compensation Committee, at its June 16, 2011 meeting the Board approved guidelines for share ownership for directors.  The current guideline amount is equal to a multiplier of four times each director’s individual retainer from the Company.  The Board also set a target of five years for each director to reach his/her ownership guideline level.  As of December 31, 2013, 8 of 9 non-employee Directors had reached their target ownership.  Effective September 7, 2013, we implemented a cost reduction and personnel retention program, which included reductions in base cash compensation for our executive officers, senior management employees and members of the Board of Directors.  Also, in a further cost reduction effort, the number of Board of Directors was reduced effective December 31, 2013, with the retirement of three Board members.  Each of the retiring Board members received 5,000 shares upon their retirement.

Columns required by SEC rules are omitted where there is no amount to report.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Total ($)
Ricardo M. Campoy	60,000	62,250	122,250
Patrick M. James	92,417	62,250	154,667
Mark A. Lettes	64,583	62,250	126,833
Gary A. Loving	57,250	62,250	119,500
Richard F. Nanna	62,917	68,950	121,867
Gregory P. Raih	50,917	62,250	113,167
R. David Russell	46,667	68,950	115,167
Andrew G. Sharkey, III	49,167	68,950	118,117
Nelson F. Chen	44,917	62,250	107,167
Michael K. Branstetter (2)	19,583	20,750	40,333

(1)                                 These amounts do not represent the actual amounts paid to or realized by these individuals.  These amounts represent the aggregate grant date fair value for grants during the fiscal year, computed in accordance with applicable accounting rules (FASB ASC Topic 718), excluding the amount of estimated forfeitures.  For information regarding the assumptions used to calculate the grant date fair value, see Note 8 to the Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 2013.  As of December 31, 2013, the aggregate number of shares of our common stock underlying outstanding option awards and the number of shares of restricted stock for each non-employee director and our secretary was as follows:

Name	Aggregate Shares Underlying Options as of 12/31/2013	Restricted Shares as of 12/31/2013
Ricardo M. Campoy	—	—
Patrick M. James	—	—
Mark A. Lettes	33,334	—
Gary A. Loving	—	—
Richard F. Nanna	—	—
Gregory P. Raih	—	—
R. David Russell	—	—
Andrew G. Sharkey, III	—	—
Nelson F. Chen	—	—
Michael K. Branstetter (2)	—	—

(2)                                 Michael K. Branstetter serves as our secretary.

Director and Secretary Compensation Program

The following table describes the payments to be made by us under our director and secretary compensation program.

Director
Annual Retainer	$40,000 total paid quarterly in arrears
Board Meeting Fee	$1,000 paid quarterly in arrears
Audit Committee Chair	$10,000 total paid quarterly in arrears
Other Committee Chairs	$5,000 total paid quarterly in arrears
Board Chair Annual Retainer	$80,000 total paid quarterly in arrears (1)
Committee Meeting Fee	$1,000 paid quarterly in arrears
Sign-on Equity	20,000 shares(2)
Annual Equity	15,000 shares(3)
Resignation Equity	5,000 shares(4)

Secretary
Annual Retainer	$20,000 total paid quarterly in arrears
Annual Equity	5,000 shares(3)

(1)                                 Board Chair annual retainer is paid to the Board Chair in lieu of the annual retainer paid to other directors and is cash only.

(2)                                 Represents the number of full-value, fully vested shares of common stock granted upon election to the Board.

(3)                                 Represents the number of full-value, fully vested shares of common stock granted annually on the first business day after January 1.  New directors receive a pro-rated grant, based upon the time of joining the Board (in addition to the Sign-on Equity award).

(4)                                 Represents the number of full-value, fully vested shares granted upon approval by the Compensation Committee if a director is asked to resign.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

It is our policy to enter into or ratify related party transactions only when the Board, acting through the Audit Committee, determines that the related party transaction in question is in, or is not inconsistent with, the best interests of the Company and our stockholders.

Our Audit Committee reviews any transaction involving the Company and a related party (1) prior to the entry by the Company into such transaction, (2) at least once a year after the Company’s entry into the transaction, and (3) upon any significant change in the transaction or relationship.  If advance approval of a related party transaction is not feasible, then, pursuant to our recently amended related party transaction policy, the related party transaction is considered at the Audit Committee’s next regularly scheduled meeting, and if the Audit Committee determines it to be appropriate, is ratified.  For these purposes, a “related party transaction” includes any transaction required to be disclosed pursuant to Item 404 of Regulation S-K.  In its review of any related party transactions, the Audit Committee will consider all of the relevant facts and circumstances available to the Audit Committee, including (if applicable):  the benefits to the Company; the impact on a director’s independence in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, stockholder or executive officer; the availability of other sources for comparable products or services; the terms of the transaction; and the terms available to unrelated third parties or to employees generally.

Certain types of transactions are pre-approved in accordance with the terms of our recently amended related party transaction policy.  These include, among other things, transactions in which rates or charges are determined by competitive bids or are fixed by law and certain charitable contributions by the Company.

Hanlong and Nelson F. Chen

On December 20, 2010, we entered into a Stockholder Agreement (the “Stockholder Agreement”) with Hanlong in connection with a Tranche 1 closing under a Securities Purchase Agreement dated March 4, 2010 (the “Purchase Agreement”) between us and Hanlong.

As discussed earlier, while the Purchase Agreement with Hanlong was terminated in August 2013, certain provisions of the Purchase Agreement and Stockholder Agreement remain in effect, and, as a result of the Tranche 1 closing, Hanlong remains entitled to nominate one director to our Board so long as it maintains at least a 10% fully diluted interest in the Company.  Pursuant to the terms of the Stockholder Agreement, Hanlong designated Mr. Chen as its nominee for appointment to the Board, and at the 2013 Annual General Meeting of the Stockholders, the Board nominated and the stockholders elected Mr. Chen to the Board as a Class III member.

A break fee of $10.0 million became payable by Hanlong to the Company as the Purchase Agreement was terminated because Hanlong failed to arrange a term loan by the deadline provided in the agreement.  The Company and Hanlong agreed to offset the break fee against the repayment of amounts owed by the Company to Hanlong under a bridge loan.

Andrew Russell

On June 26, 2009, the Company and Josephine Mining Corp. (“JMC”), a privately-owned Canadian company whose president, Andrew Russell, is a related party to a member of the Company’s Board, R. David Russell, who retired at the end of 2013, entered into an Option to Purchase Agreement for the Company’s non-core Turner Gold property, a multi-metallic property located in Josephine County, Oregon.  JMC paid $2.2 million, of which $2.0 million was applied to the purchase price and has been recorded as a gain on sale of mining properties.  The remaining $0.2 million paid represents non-refundable fees paid in exchange for extending the due date of installment payments.  JMC made the required final payments on May 31, 2013 and November 29, 2013.  Ownership of the Turner Gold property transferred to JMC upon the final payment. The Company retained a production royalty of 1.5% of all net smelter returns on future production from the property.  The book value of the Company’s investment in the Turner Gold property was approximately $0.8 million.

On September 30, 2011, the Company and Russell Mining & Minerals, Inc. (“RMMI”), a privately-owned company whose president, Andrew Russell, is a related party to one of the Company’s Board members, R. David Russell, who retired at the end of 2013, entered into an Option to Purchase Agreement for the Company’s non-core Detroit Copper property, a multi-metallic property located in Marion County, Oregon.  RMMI paid $0.1 million upon entering into the agreement.  The agreement required an additional $0.3 million installment payment on March 31, 2013.  RMMI did not make the second installment payment, and as such, the Option to Purchase Agreement has been terminated and the property will remain with the Company.  The $0.1 million payment was non-refundable and has been recorded as other income in the Company’s financial statements for 2013.

ADDITIONAL STOCKHOLDER INFORMATION

Stockholder Proposals and Recommendations for Director Nominees for the 2015 Annual Meeting

We anticipate that we will hold our 2015 Annual Meeting of Stockholders within 30 days before or after June 19, 2015.  If you wish to submit a proposal for inclusion in our proxy materials to be circulated in connection with our 2015 Annual Meeting of Stockholders, you must send the proposal to the Company at the address below.  The proposal must be received no later than January 7, 2015 to be considered for inclusion in the Company’s proxy statement and form of proxy for that meeting.

For stockholder proposals submitted outside of the process described above, the Company’s bylaws require that advance written notice of a stockholder proposal for matters to be brought before an annual stockholders meeting be received by the Company not less than 90 days or more than 120 days before the first anniversary date of the immediately preceding annual stockholders meeting.  Accordingly, notice of stockholders proposals for the 2015 Annual Meeting must be received by the Company between February 19, 2015 and March 21, 2015.  In addition, among other requirements set forth in the SEC’s proxy rules, you must have continuously held at least $2,000 in market value or 1% of our outstanding stock for at least one year by the date you submit the proposal, and you must continue to own such stock through the date of the meeting.

Stockholder proposals and recommendations for director nominees should be sent to General Moly, Inc. Board of Directors, c/o Corporate Secretary, 1726 Cole Blvd., Suite 115 Lakewood, Colorado 80401.

Householding

As permitted by applicable law, we intend to deliver only one copy of certain of our documents, including proxy statements, annual reports and information statements to stockholders residing at the same address, unless such stockholders have notified us of their desire to receive multiple copies thereof.  Any such request should be directed to General Moly, Inc. Board of Directors, c/o Corporate Secretary, 1726 Cole Blvd., Suite 115 Lakewood, Colorado 80401 or (303) 928-8599.  Upon request, we will promptly deliver a separate copy.  Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their broker.

Annual Report

The Company’s Annual Report on Form 10-K (excluding exhibits) for the year ended December 31, 2013 is being mailed to all stockholders with this proxy statement.  Our Annual Report is part of the proxy solicitation materials for the Annual Meeting.  An additional copy, including exhibits, will be furnished without charge to any stockholder by writing to the Corporate Secretary at the address above.  The Company’s Form 10-K may also be accessed at the Company’s website at www.generalmoly.com, or at SEC’s website at www.sec.gov.

Other Matters

As of the date of this proxy statement, the Board is not aware of any matters that will be presented for action at the Annual Meeting other than those described above.  However, if other matters are properly brought before the Annual Meeting, the proxies will be voted on those matters at the discretion of the proxy holders.

By Order of the Board of Directors,

Bruce D. Hansen
Chief Executive Officer

Lakewood, Colorado
May 2, 2014

REVOCABLE PROXY

GENERAL MOLY, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

This proxy revokes all prior proxies with respect to the Annual Meeting.  Receipt of the Notice of Annual Meeting and the Proxy Statement relating to the Annual Meeting is hereby acknowledged.

The undersigned hereby appoints David A. Chaput and Michael K. Branstetter (collectively, the “Proxies”), and each of them, with full power of substitution, as proxies to vote all of the shares of Common Stock of General Moly, Inc. (the “Company”) that the undersigned is entitled to vote at the 2014 Annual Meeting of Stockholders of the Company to be held on June 19, 2014, and any adjournment thereof.  Such shares shall be voted as indicated with respect to the proposals listed on this proxy and in the Proxies’ discretion on such other matters as may properly come before the meeting or any adjournment thereof.  Each of the proposed items below are described in the Proxy Statement that accompanies this revocable proxy, and the descriptions herein are qualified in their entirety by the information set forth in the Proxy Statement.

Proposals	The Board of Directors recommends a vote FOR each of the nominees listed in Proposal 1 and FOR each of Proposals 2 and 3.

1.	Election of three Class I members to the Board of Directors:
	01 Patrick M. James	FOR ☐	AGAINST ☐	ABSTAIN ☐
	02 Gary A. Loving	FOR ☐	AGAINST ☐	ABSTAIN ☐
	03 Gregory P. Raih	FOR ☐	AGAINST ☐	ABSTAIN ☐

2.	An advisory vote to approve executive compensation.	FOR ☐	AGAINST ☐	ABSTAIN ☐
3.	Ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered accounting firm for the fiscal year ending December 31, 2014.	FOR ☐	AGAINST ☐	ABSTAIN ☐
4.	In their discretion, upon such other matters as may properly come before the meeting.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder.  If this proxy is properly executed and returned, but no direction is made, this proxy will be voted by the Proxies FOR each of the nominees for director in Proposal 1 and FOR each of Proposals 2 and 3.

Please sign exactly as name appears below.  When shares are held by joint tenants, both should sign.  When signing as attorney, as executor, administrator, trustee, or guardian, please give full title as such.  If a corporation, please sign in full corporate name by President or other authorized officer.  If a partnership, please sign in partnership name by authorized person.

Please be sure to sign and date this proxy in the spaces below:

Date: , 2014
Stockholder sign above

Date: , 2014
Co-holder (if any) sign above

Detach above card, sign, date and mail in postage paid envelope provided.

GENERAL MOLY, INC.

Lakewood, Colorado 80401

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY

USING THE ENCLOSED ENVELOPE

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.